EXHIBIT 10.36

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

March 1, 2010

among

AFFINITY GROUP, INC.

THE GUARANTORS PARTY HERETO

THE LENDERS PARTY HERETO

and

WILMINGTON TRUST FSB,

as Administrative Agent

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	2

1.1	Defined Terms	2

1.2	Classification of Loans and Borrowings	7

1.3	Terms Generally	7

1.4	Accounting Terms; GAAP	7

ARTICLE II	THE CREDITS	28

2.1	Commitments	28

2.2	Loans	28

2.3	[Reserved]	28

2.4	[Reserved]	28

2.5	Funding of Borrowings	28

2.6	Interest Elections	29

2.7	Termination of Commitments	29

2.8	[Reserved]	30

2.9	Repayment of Loans; Evidence of Debt	30

2.10	Prepayment of Loans	31

2.11	Fees	34

2.12	Interest	34

2.13	Alternate Rate of Interest	35

2.14	Increased Costs	36

2.15	Break Funding Payments	36

2.16	Taxes	37

2.17	Payments Generally: Pro Rata Treatment; Sharing of Set-Offs	38

2.18	Mitigation Obligations; Replacement of Lenders	40

ARTICLE III	GUARANTEE BY GUARANTORS	40

3.1	The Guarantee	40

3.2	Obligations Unconditional	41

3.3	Reinstatement	41

3.4	Subrogation	42

3.5	Remedies	42

i

3.6	Instrument for the Payment of Money	42

3.7	Continuing Guarantee	42

3.8	Rights of Contribution	42

3.9	General Limitation on Guarantee Obligations	43

ARTICLE IV	REPRESENTATIONS AND WARRANTIES	43

4.1	Organization; Powers	43

4.2	Authorization; Enforceability	43

4.3	Governmental Approvals; No Conflicts	44

4.4	Financial Condition; No Material Adverse Change	44

4.5	Properties	45

4.6	Litigation and Environmental Matters	46

4.7	Compliance with Laws and Agreements	46

4.8	Investment and Holding Company Status	46

4.9	Taxes	46

4.10	ERISA	47

4.11	Disclosure	47

4.12	Capitalization	47

4.13	Subsidiaries	48

4.14	Material Indebtedness, Liens and Agreements	48

4.15	Holding Company Notes Indenture	49

4.16	Compliance with Regulations T, U and X	49

4.17	Burdensome Restrictions	49

4.18	Force Majeure	49

4.19	Labor and Employment Matters	50

4.20	Senior Indebtedness	50

4.21	Collateral Documents	50

4.22	Insurance Policies	51

4.23	Solvency	51

4.24	Broker’s or Finder’s Commissions	51

4.25	OSHA	51

4.26	Anti-Terrorism Laws	52

ARTICLE V	CONDITIONS	53

5.1	Effective Date	53

5.2	[Reserved]	61

5.3	Extension of Credit	61

ARTICLE VI	AFFIRMATIVE COVENANTS	61

6.1	Financial Statements and Other Information	61

6.2	Notices of Material Events	64

6.3	Existence; Conduct of Business	65

6.4	Payment of Obligations	65

6.5	Maintenance of Properties; Insurance	65

6.6	Books and Records; Inspection Rights	66

6.7	Fiscal Year	66

6.8	Compliance with Laws	66

6.9	Use of Proceeds	66

6.10	Certain Obligations Respecting Subsidiaries and Collateral Security	67

6.11	ERISA	68

6.12	Environmental Matters; Reporting	68

6.13	Conforming Leasehold Interests; Matters Relating to Additional Real Property Collateral	68

6.14	Board Observation Rights	70

6.15	Chief Restructuring Officer	71

6.16	Post-Closing Deliverables	71

6.17	Subordination by Credit Parties	72

6.18	Camping World Facility Documents	72

ARTICLE VII	NEGATIVE COVENANTS	72

7.1	Indebtedness	72

7.2	Liens	73

7.3	Contingent Liabilities	74

7.4	Fundamental Changes	75

7.5	Investments; Hedging Agreements	75

7.6	Restricted Junior Payments and Cash Flow Distributions	77

7.7	Transactions with Affiliates	77

7.8	Restrictive Agreements	78

7.9	Certain Financial Covenants	78

7.10	Lines of Business	83

7.11	Management Compensation	83

7.12	Subordinated Indebtedness	83

7.13	Modifications of Certain Documents	84

7.14	Sale-Leaseback Transactions	84

7.15	Real Property Leases	84

7.16	Compensation Payments to Stephen Adams	84

7.17	Restrictions on the Holding Company	85

7.18	Restrictions on CWFR	85

ARTICLE VIII	EVENTS OF DEFAULT	85

8.1	Events of Default	85

8.2	Receivership	89

ARTICLE IX	THE ADMINISTRATIVE AGENT	90

9.1	Appointment and Authorization	90

9.2	Administrative Agent’s Rights as Lenders	90

9.3	Duties As Expressly Stated	90

9.4	Reliance By Administrative Agent	91

9.5	Action Through Sub-Administrative Agents	91

9.6	Resignation of Administrative Agent and Appointment of Successor Administrative Agent	91

9.7	Lenders’ Independent Decisions	92

9.8	[Reserved]	92

9.9	Indemnification	92

9.10	Consents Under Other Loan Documents	93

ARTICLE X	MISCELLANEOUS	93

10.1	Notices	93

10.2	Waivers; Amendments	93

10.3	Expenses; Indemnity: Damage Waiver	95

10.4	Successors and Assigns	97

10.5	Survival	99

10.6	Counterparts; Integration; References to Agreement; Effectiveness	100

10.7	Severability	100

10.8	Right of Setoff	100

10.9	Governing Law; Jurisdiction; Consent to Service of Process	100

10.10	WAIVER OF JURY TRIAL	101

10.11	Headings	101

10.12	Successor Facility	101

10.13	Confidentiality	102

10.14	Continued Effectiveness; No Novation	102

10.15	Revival and Reinstatement of Obligations	103

v

SCHEDULES & EXHIBITS

Schedule 2.1	List of Lenders, Term Loan Commitments and Issue Discount

Schedule 4.5	Real Property Assets

Schedule 4.6	Disclosed Matters

Schedule 4.11	Management Structure

Schedule 4.12	Capitalization

Schedule 4.13	Subsidiaries

Schedule 4.14	Material Indebtedness, Liens and Agreements

Schedule 4.19	Labor and Employment Matters

Schedule 4.22	Insurance Policies

Schedule 6.1	Financial Statements

Schedule 7.7	Transactions with Affiliates

Schedule 7.8	Restrictive Agreements

Exhibit A	Form of Nonrecourse Guaranty and Pledge Agreement

Exhibit B	Form of Pledge Agreement

Exhibit C	Form of Security Agreement, including Perfection Certificate as Schedule I

Exhibit D	Form of Trademark Security Agreement

Exhibit E	Form of Hazardous Materials Indemnity Agreement

Exhibit F	Form of Affiliate Subordination Agreement

Exhibit G-1	Form of Compliance Certificate

Exhibit H	Form of Opinion of Counsel to Credit Parties

Exhibit I	Form of Assignment and Acceptance

Exhibit J	Form of Copyright Security Agreement

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of March 1, 2010 among AFFINITY GROUP, INC., THE GUARANTORS PARTY HERETO, THE LENDERS PARTY HERETO, WILMINGTON TRUST FSB, as Administrative Agent.  This Agreement amends and restates in its entirety the Amended and Restated Credit Agreement dated as of June 24, 2003 among Affinity Group, Inc., the Guarantors party thereto, the Lenders party thereto, Canadian Imperial Bank of Commerce, as Syndication Agent, General Electric Capital Corporation, as Documentation Agent, and Canadian Imperial Bank of Commerce, as Administrative Agent, as heretofore amended, supplemented or otherwise modified and in effect on the date hereof immediately before giving effect to the amendment and restatement contemplated hereby (the “Existing Credit Agreement”).  Obligations of the Credit Parties with respect to the Loans (as such term is hereinafter defined) constitute “Permitted Indebtedness” under the Holding Company Notes Indenture (as hereinafter defined).

WHEREAS the parties to the Existing Credit Agreement desire to amend and restate the Existing Credit Agreement in its entirety in order to make certain modifications to the Existing Credit Agreement, in each case on and subject to the terms and conditions set forth herein to read as set forth in this Agreement, and it has been agreed by them that the Loans and any other obligations outstanding as of the Effective Date and other “Secured Obligations” under the Existing Credit Agreement (including indemnities) shall be governed by and deemed to be outstanding under this Agreement with the intent that the terms of this Agreement shall supersede the terms of the Existing Credit Agreement (which shall hereafter have no further effect upon the parties thereto other than with respect to any action, event, representation, warranty or covenant occurring, made or applying prior to the Effective Date), and all references to the Existing Credit Agreement in any Loan Document or other document or instrument delivered in connection herewith or therewith shall be deemed to refer to this Agreement and the provisions hereof; provided that (i) the grants of security interests, Mortgages and Liens under and pursuant to the Loan Documents shall continue unaltered to secure, guarantee, support and otherwise benefit the Obligations of the Borrower and the other Credit Parties under this Agreement and each other Loan Document shall continue in full force and effect in accordance with its terms except as expressly amended thereby or hereby, and the parties hereto hereby ratify and confirm the terms thereof as being in full force and effect and unaltered by this Agreement except as expressly amended thereby or hereby, and (ii) it is agreed and understood that this Agreement does not constitute a novation, satisfaction, payment or reborrowing of any Secured Obligation under the Existing Credit Agreement or any other Loan Document except as expressly modified by this Agreement, nor does it operate as a waiver of any right, power or remedy of any Lender or Agent under any Loan Document.

The parties hereto agree that the Existing Credit Agreement shall be amended and restated as of the date hereof (but subject to Section 5.1) in its entirety as follows:

ARTICLE I

Definitions

1.1          Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ACH Transactions” shall mean any cash management or related services including the automated clearinghouse transfer of funds by the Administrative Agent (or any Affiliate of the Administrative Agent) for the account of the Credit Parties pursuant to agreement or overdrafts.

“Acquisition” means any transaction, or any series of related transactions, consummated after the date hereof, by which (i) any Credit Party acquires the business of, or all or substantially all of the assets of, any firm or corporation which is not a Credit Party, or any division of such firm or corporation, located in a specific geographic area or areas, whether through purchase of assets, purchase of stock, merger or otherwise or (ii) any Person that was not theretofore a Subsidiary of a Credit Party becomes a Subsidiary of a Credit Party.

“Adams Party” means Stephen Adams, his wife, his children, his grandchildren, and trusts of which he, his wife, his children and his grandchildren are the sole beneficiaries and for which one or more of such individuals are the trustee(s).

“Additional Mortgage” has the meaning assigned to such term in Section 6.13(b)(i).

“Additional Mortgage Policies” has the meaning assigned to such term in Section 6.13(b)(vi).

“Additional Mortgaged Property” has the meaning assigned to such term in Section 6.13(b).

“Adjusted Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) 5.25% per annum.  Any change in the Adjusted Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Administrative Agent” means Wilmington Trust FSB in its capacity as Administrative Agent for the Lenders hereunder, and shall include any successor to the Administrative Agent appointed pursuant to Section 9.6.

“Administrative Agent Fee Letter” means that certain Fee Letter dated March 1, 2010, by and between the Borrower and the Administrative Agent, as the same may be amended, restated, modified, supplemented, extended, renewed or replaced.

“Administrative Agent Hedge Agreement” shall mean any and all Hedge Agreements now existing or hereafter entered into between or among any Credit Party, on the one hand, and the Administrative Agent (or an Affiliate of the Administrative Agent), on the other hand.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  Notwithstanding the foregoing, (a) no individual shall be an Affiliate solely by reason of his or her being a director, officer or employee of any Credit Party and (b) none of the Credit Parties shall be Affiliates.

“Affiliate Subordination Agreement” means the Second Amended and Restated Affiliate Subordination Agreement dated as of the Effective Date, among the Holding Company, the Borrower, the Parent, Stephen Adams and the Administrative Agent substantially in the form of Exhibit F annexed hereto, as such agreement may thereafter be amended, supplemented or otherwise modified from time to time.

“Affinity Entities” means each Subsidiary of the Borrower that is not a Camping World Entity.

“Agent Appointment Agreement” means the Resignation and Succession Agreement dated March 1, 2010 by and among Canadian Imperial Bank of Commerce, Administrative Agent and the Borrower.

“Agreement” means this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Anti-Terrorism Laws” shall mean any laws relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.

“Applicable Percentage” means with respect to any Lender in respect of any indemnity claim under Section 10.3(c) arising out of an action or omission of the Administrative Agent under this Agreement or otherwise, the percentage of the total Term Loan Commitments hereunder represented by the aggregate amount of such Lender’s Term Loan Commitments hereunder.

“Applicable Margin” means for (i) for Base Rate Loans, 8.75% per annum and (ii) for Eurodollar Loans, 10.0% per annum.

“Approved Fund” means, with respect to any Lender, any fund that invests (in whole or in part) in commercial loans and is managed, advised or serviced by such Lender or the same investment advisor as such Lender or by an Affiliate of such Lender or such investment advisor.

“Asset Sale” has the meaning given to that term in the FRH Preferred.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4), and accepted by the Administrative Agent, in the form of Exhibit I annexed hereto or any other form approved by the Administrative Agent.

“Bank Products” shall mean any one or more of the following types of services or facilities extended to the Credit Parties by the Administrative Agent (or any Affiliate of the Administrative Agent):  (a) credit cards; (b) ACH Transactions; (c) cash management, including controlled disbursement services; and (d) Administrative Agent Hedge Agreements.

“Base Rate” when used in reference to the Loans, refers to whether the Loans are bearing interest at a rate determined by reference to the Adjusted Base Rate.

“Basic Documents” means the Loan Documents, the Senior Subordinated Note Indenture, the Senior Subordinated Notes, and any related agreement.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means the board of directors or other governing body of a Person.

“Borrower” means Affinity Group, Inc., a Delaware corporation.

“Borrower Debt” means the Indebtedness of Borrower as described in clauses (a), (b), and (c) of the definition of “Indebtedness” (determined on a consolidated basis without duplication in accordance with GAAP), excluding any Subordinated Indebtedness.

“Borrowing” means Loans made, converted or continued on the same date.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in U.S. dollar deposits in the London interbank market.

“Camping World” means, collectively, CWI, Inc., a Kentucky corporation and a Wholly-Owned Subsidiary of the Borrower, and Camping World, Inc, a Kentucky corporation and a Wholly-Owned Subsidiary of CWI, Inc.

“Camping World Credit Agreement” means a credit agreement among the Camping World Entities and the Camping World Lenders, with such terms and conditions as shall be satisfactory in form and substance to the Administrative Agent.

“Camping World Credit Facility” means the credit facility established pursuant to the Camping World Credit Agreement providing aggregate revolving credit commitments not in excess of $12,000,000 and a facility to support letters of credit not in excess of $10,000,000.

“Camping World Entities” means CWI, Inc., Camping World, Inc.,  and their respective Subsidiaries other than CWFR.

“Camping World Lenders” means the holders of the indebtedness under the Camping World Credit Facility and any agents for such lenders.

“Camping World Intercreditor Agreement” means the Intercreditor Agreement, dated as of even date herewith, between the Administrative Agent, on behalf of the Term Lenders, and the Camping World Lenders, in form and substance satisfactory to the Term Lenders, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Capital Expenditures” means, for any period, the sum for the Credit Parties (determined on a consolidated basis without duplication in accordance with GAAP) of the aggregate amount of expenditures (including the aggregate amount of Capital Lease Obligations incurred during such period) made to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) during such period computed in accordance with GAAP; provided that such term shall not include any such expenditures in connection with any replacement or repair of Property affected by a Casualty Event.  Notwithstanding the foregoing, the purchase price of any Acquisition shall not be deemed a “Capital Expenditure” for purposes hereof.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor’s (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”); (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (1) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (2) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (1) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (2) has net assets of not less than $500,000,000, and (3) has the highest rating obtainable from either S&P or Moody’s, or (c) other cash equivalent investments agreed to from time to time between the Borrower and the Required Lenders.

“Cash Interest” means interest on the Term Loans that is payable in cash on every Interest Payment Date and subject to any other terms and conditions specified in this Agreement.

“Cash Interest Expense” means, for any period, the sum, for the Credit Parties (determined on a consolidated basis without duplication in accordance with GAAP) of the following:  (a) all interest in respect of Indebtedness actually paid in cash during such period plus (b) the amount of Restricted Junior Payments made to the Holding Company pursuant to Section 7.6 (i) during such period unless such Restricted Junior Payment is made with the proceeds of distributions or other payments made by FRH to CWFR in respect of the FRH Preferred Equity Interest and is subsequently distributed by CWFR to the Borrower plus (c) the net amounts paid in cash under Hedging Agreements during such period including, fees, but excluding legal fees and other similar transaction costs and payments made in cash by reason of the early termination of Hedging Agreements in effect on the Effective Date plus (d) all fees, including letter of credit fees and expenses, paid hereunder after the Effective Date but excluding all fees, commissions and expenses (including reimbursement of legal fees and similar transaction costs) paid on the Effective Date in respect of this Agreement.  Notwithstanding anything contained in the foregoing which may be to the contrary, consent fees, waiver fees, deferred financing costs or intangible assets which are paid or are written off as a consequence of the waiver, amendment, repayment or discharge of Indebtedness shall not be included in Cash Interest Expense.

Notwithstanding the foregoing, if during any period for which Cash Interest Expense is being determined, any Credit Party shall have consummated any Acquisition, then, for all purposes of this Agreement with the exception of the calculation of Excess Cash Flow, any Indebtedness incurred in connection with such Acquisition shall be deemed to have been incurred on a pro forma basis, as if such Acquisition had been consummated on the first day of such period and under the assumption that interest for such period had been equal to the actual weighted average interest rate in effect for the Loans hereunder on the date of such Acquisition.

“Casualty Event” means, with respect to any Property of any Person, any loss of or damage to, or any condemnation or other taking of, such Property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“Change in Law” means (a) the adoption of any law, rule or regulation after Effective Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority (whether or not having the force of law) after the Effective Date or (c) compliance by any Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date.

“Change of Control” means the occurrence of any of the following events:

(i)            the capital stock of the Parent owned directly or indirectly by Stephen Adams and other Adams Parties shall (on a fully diluted basis after giving effect to the exercise of any outstanding rights or options to acquire capital stock of the Borrower) cease to constitute either (x) at least 51% of the aggregate equity capital of the Parent or (y) at least such percentage of the aggregate voting stock of the Parent as is sufficient at all times to elect a majority of the Board of Directors of the Parent;

(ii)           the Parent shall cease to own directly or indirectly all of the outstanding capital stock of the Holding Company;

(iii)          any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than Stephen Adams or other Adams Parties shall (x) acquire or own, directly or indirectly, beneficially or of record, shares representing more than 20% of the aggregate equity capital of the Parent or (y) acquire direct or indirect Control of the Parent;

(iv)          a majority of the seats (other than vacant seats) on the Board of Directors of the Borrower shall be occupied by Persons who were neither (x) nominated by the board of directors of the Borrower nor (y) appointed by directors so nominated; or

(v)           the Holding Company shall cease to own, directly or indirectly, at least 90% of the outstanding capital stock of the Borrower; or

(vi)          a “Change of Control” (as defined therein) will be deemed to have occurred under the Senior Subordinated Notes Indenture or the Holding Company Notes Indenture;

“Chief Restructuring Officer” has the meaning set forth in Section 6.15.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means, collectively, all of the real, personal and mixed property (including capital stock and other equity interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for all obligations of the Credit Parties hereunder.

“Collateral Documents” means the Holding Company Collateral Documents, the Pledge Agreement, the Security Agreement, the Trademark Security Agreement, the Copyright Security Agreement, the Mortgages, and all other agreements, instruments or documents delivered by any Credit Party or Affiliate thereof pursuant to this Agreement or any of the other Loan Documents in order to grant to the Administrative Agent a Lien on any real, personal or mixed property of that Credit Party as security for any of its obligations hereunder.

“Commitments” means (a) for all Lenders, the aggregate Term Loan Commitments of all Lenders, and (b) for each Lender, such Lender’s Term Loan Commitment.

“Compliance Certificate” means a certificate signed by a Financial Officer of the Borrower, in substantially the form of Exhibit G-1 annexed hereto, (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 7.9 (including a statement of the

Consolidated Total Leverage Ratio for purposes of the definition of Applicable Margin), and, if such certificate is accompanying the annual financial statements required to be delivered pursuant to Section 6.1(a), setting forth a reasonably detailed calculation of the amount of Excess Cash Flow for the Borrower’s most recently completed fiscal year for the purpose of Section 2.10(b)(iv), and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 4.4 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

“Conforming Leasehold Interest” means any Recorded Leasehold Interest as to which the lessor has agreed in writing for the benefit of the Administrative Agent (which writing has been delivered to the Administrative Agent), whether under terms of the applicable lease, under the terms of a Landlord Consent and Estoppel, or otherwise, to the matters described in the form of Landlord Consent and Estoppel approved by the Administrative Agent in its reasonable discretion, which interest, if a subleasehold interest or sub-subleasehold interest, is not subject to any contrary restrictions contained in a superior lease or sublease.

“Consolidated Fixed Charges Ratio” means, as at any date, commencing with the fiscal quarter ending June 30, 2010, the ratio of (a) the total of (i) EBITDA for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date minus (ii) the aggregate amount of all Capital Expenditures made during such period to (b)  the sum for the Credit Parties (determined on a consolidated basis without duplication in accordance with GAAP) of the following:  (i) Cash Interest Expense for such period, plus (ii) all regularly scheduled payments of principal on any Indebtedness (including the Term Loans and the principal component of any payments in respect of Capital Lease Obligations for such period, plus (iii) the aggregate amount paid, or required to be paid (without duplication as between fiscal periods), in cash in respect of income, franchise and other like taxes (excluding real estate taxes) for such period (to the extent not deducted in determining EBITDA for such period) (but excluding any accrued tax liability not paid in cash resulting from the election by the Borrower to be treated as an “S Corporation” under the Code or from the election by the Borrower to treat any of the Guarantors as “Qualified Subchapter S Subsidiaries” under the Code) plus (iv) Permitted Tax Distributions to the extent paid in cash during such period plus (v) any payments in respect of deferred compensation to the extent paid in cash during such period plus (vi) any payments in respect of Phantom Stock Agreements to the extent paid in cash during such period; provided, however, that the Consolidated Fixed Charges Ratio for any period prior to the Effective Date shall be determined on a pro forma basis.

“Consolidated Interest Coverage Ratio” means, as at any date, commencing with the fiscal quarter ending June 30, 2010, the ratio of (a) EBITDA for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date, to (b) Cash Interest Expense for such period; provided, however, that EBITDA and Cash Interest Expense for any period prior to the Effective Date shall be determined on a pro forma basis.

“Consolidated Operating Company Leverage Ratio” means, as at any date, commencing with the fiscal quarter ending June 30, 2010, the ratio of (a) Borrower Debt minus cash and Cash Equivalents held by the Borrower on such date to the extent such cash and Cash Equivalents are unrestricted and available for the payment of the debts of the Borrower in an aggregate amount not in excess of the sum of $10,000,000 to (b) EBITDA for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date; provided, however, that the Consolidated Operating Company Leverage Ratio for any period prior to the Effective Date shall be determined on a pro forma basis.

“Consolidated Senior Leverage Ratio” means, as at any date, commencing with the fiscal quarter ending June 30, 2010, the ratio of (a) Senior Debt minus cash and Cash Equivalents held by the Credit Parties on such date to the extent such cash and Cash Equivalents are unrestricted and available for the payment of the debts of the Credit Parties in an aggregate amount not in excess of the sum of (i) $10,000,000, to (b) EBITDA for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date; provided, however, that the Consolidated Senior Leverage Ratio for any period prior to the Effective Date shall be determined on a pro forma basis.

“Consolidated Total Leverage Ratio” means, as at any date, commencing with the fiscal quarter ending June 30, 2010, the ratio of (a) the Indebtedness of the Credit Parties and the Holding Company excluding amounts described in clauses (d) and (g) of the definition of “Indebtedness” (determined on a consolidated basis without duplication in accordance with GAAP), including Subordinated Indebtedness, minus  cash and Cash Equivalents held by such Credit Parties on such date to the extent to such cash and Cash Equivalents are unrestricted and available for the payment of the debts of the Credit Parties in an aggregate amount not in excess of the sum of $10,000,000 to (b) EBITDA for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date; provided, however, that the Consolidated Total Leverage Ratio for any period prior to the Effective Date shall be determined on a pro forma basis.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright Security Agreement” means the Copyright Security Agreement dated as of the Effective Date, among the Grantors, the Administrative Agent and the Lenders substantially in the form of Exhibit J annexed hereto, as such agreement may thereafter be amended, supplemented or otherwise modified from time to time.

“Credit Parties” means (a) the Borrower and (b) its Subsidiaries other than CWFR.

“CWFR” means CWFR Capital Corp., a Wholly Owned Subsidiary of CWI, Inc.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Deferred Revenues” means that portion of subscription and membership revenues, product and services revenues and publication revenues carried as a liability by any of the Credit Parties on the balance sheet of that Person, which will be recognized as revenue on that Person’s statement of operations in future periods, all as determined in accordance with GAAP.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 4.6.

“Disposition” means any sale, assignment, lease, transfer or other disposition of any property (whether now owned or hereafter acquired) by any Credit Party to any other Person excluding (a) the granting of Liens to the Administrative Agent on behalf of the Lenders pursuant to the Collateral Documents, and (b) any sale, assignment, transfer or other disposition of (i) any property sold or disposed of in the ordinary course of business and on ordinary business terms, (ii) any property no longer used or useful in the business of the Credit Parties and (iii) any Collateral under and as defined in the Collateral Documents pursuant to an exercise of remedies by the Administrative Agent thereunder.

“Disposition Investment” means, with respect to any Disposition, any promissory notes or other evidences of indebtedness or Investments received by any Credit Party in connection with such Disposition.

“EBITDA” means, for any period, operating income for the Credit Parties (determined on a consolidated basis without duplication in accordance with GAAP) for such period plus (to the extent deducted in computing operating income) (a) income, franchise and other like taxes (excluding real estate taxes) expensed during such period, interest, depreciation, amortization and other write-offs of intangible assets such as goodwill and any other non-cash income or charges expensed for such period (including such charges in respect of Phantom Stock Accruals) and (except to the extent received or paid in cash by the Credit Parties) income or loss attributable to equity in Affiliates for such period), excluding from the calculation of such operating income (determined on a consolidated basis without duplication in accordance with GAAP) any extraordinary and unusual gains or losses (determined on a consolidated basis without duplication in accordance with GAAP) during such period and excluding from the calculation of such operating income the income or loss from any Casualty Events and Dispositions.  Notwithstanding the foregoing which may be to the contrary, the following shall not be deducted in determining operating income: amounts accrued or paid as consent fees, waiver fees, deferred financing costs or intangible assets which are written off as a consequence of the waiver, amendment, repayment or discharge of Indebtedness under or with respect, to the extent paid on or around the Effective Date only, to (x) the Existing Credit Agreement, (y) this Agreement and the other financial proposals preceding this Agreement, and (z) the Camping World Credit Facility, provided further, however, that items (x), (y) and (z) shall not be applicable for purposes of this definition in calculating EBITDA in connection with any future transactions entered into by the Company.

Notwithstanding the foregoing, if during any period for which EBITDA is being determined, any Credit Party shall have consummated any Acquisition and (if such acquisition is a stock or other equity Acquisition) the company acquired in such Acquisition becomes a Subsidiary in accordance with the provisions of Section 6.10(a) then, for all purposes of this Agreement, with the exception of the calculation of Excess Cash Flow, EBITDA shall be determined on a pro forma basis as if such Acquisition had been made or consummated on the first day of such period.

“Effective Date” means the date on which the conditions specified in Section 5.1 are satisfied (or waived in accordance with Section 10.2).

“Effective Date Mortgage” has the meaning assigned to such term in Section 5.1(f)(i).

“Effective Date Mortgage Policies” has the meaning assigned to such term in Section 5.1(f)(vi).

“Effective Date Mortgaged Property” has the meaning assigned to such term in Section 5.1(f)(i).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Credit Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any stockholders’ or voting trust agreements) for the issuance or sale of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by the Borrower or any ERISA

Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar” means, when used in reference to the Loans, that the interest on the Loans is determined by reference to the Three Month LIBOR Rate.

“Event of Default” has the meaning assigned to such term in Section 8.1.

“Excess Cash Flow” means, for each fiscal year, commencing with the fiscal year ending December 31, 2010 and for each fiscal year thereafter, (a) the sum of EBITDA plus Related Retail Sale-Leaseback Proceeds received in such fiscal year minus (b) the sum of the following (to the extent not deducted in computing EBITDA):  (i) Cash Interest Expense for such fiscal year, plus (ii) the aggregate amount of all Non-Financed Capital Expenditures made during such fiscal year, plus (iii) all regularly scheduled payments, mandatory prepayments and voluntary prepayments (other than any voluntary prepayments in respect of the Camping World Credit Agreement) of principal on any Indebtedness (including the Term Loans and the principal component of any payments in respect of Capital Lease Obligations for such fiscal year), plus (iv)  the aggregate amount paid, or required to be paid, in cash in respect of income, franchise, and other like taxes (excluding real estate taxes) for such fiscal year, plus (v) all Permitted Tax Distributions to the extent paid in cash during such fiscal year, plus (vi) any payments in respect of deferred compensation or the Phantom Stock Agreements, plus (vii) any Restricted Junior Payments made in cash to the extent permitted to be made pursuant to Section 7.6(b), in each case, to the extent paid in cash during such fiscal year minus (c) any net increase in Working Capital during such fiscal year plus (d) any net decrease in Working Capital during such fiscal year.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income, net worth or franchise taxes or any like taxes imposed on (or measured by) its net income or net worth by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or in which it is taxable solely on account of some connection other than the execution, delivery or performance of this Agreement or the receipt of income hereunder, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign Lender’s failure or inability to comply with Section 2.16(e), except to the extent that such Foreign Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(a).

“Executive Order No. 13224” shall mean Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Existing Credit Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Credit Party in excess of $500,000 in the aggregate in any fiscal year not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments.

“Facilities” means any and all real property (including, without limitation all buildings, fixtures or other improvements located thereon) now or hereafter or heretofore owned, leased, operated or used by any Credit Party or any of their respective predecessors.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“First Priority”  means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the most senior Lien (other than Liens permitted pursuant to Section 7.2 to the extent not perfected by filing of any UCC financing statements) to which such Collateral is subject.

“Flood Hazard Property” means a Mortgaged Property located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FreedomRoads” shall mean FreedomRoads, LLC, a Minnesota limited liability company, and its Subsidiaries.

“Funded Debt” of any Person shall mean, without duplication, as of any calculation date, (a) any obligation of such Person for borrowed money, including all of the obligations, (b) any obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) any obligation of such Person in respect of the deferred purchase price of property or for services (other than trade payables incurred in the ordinary course of business on terms customary in the trade), (d) any Capitalized Lease Obligation of such Person, (e) any obligation of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (f) any obligation, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (g) any Guaranty by such Person of any obligation described in clauses (a) through (f) above, (h) any obligation or liability of others secured by a Lien on property owned by such Person, whether or not such obligation or liability is assumed by such Person, (i) any financial obligation of such Person under purchase money mortgages, (j) any obligation of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any equity interest of such Person, (k) any off-balance sheet liability of such Person retained in connection with asset securitization programs, synthetic leases, sale and leaseback transactions or other similar obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Subsidiaries and (l) any debt, liability or obligation of such Person arising from or in connection with (i) any Hedge Agreements or (ii) without double counting, any other debt, liability or obligation arising from or in connection with any Bank Products; provided, however, that, notwithstanding anything in GAAP to the contrary, the amount of all obligations shall be the full face amount of such obligations.

“FRH” means FreedomRoads Holding Company, LLC, a Minnesota limited liability company, all the common equity of which is held by the Stephen Adams Trust and certain minority holders and all the preferred equity of which is held by CWFR.

“FRH Preferred” means the rights and preferences of the preferred membership interest in FRH as adopted by the Board of Governors of FRH on the date of issuance of the Holding Company Notes.

“FRH Preferred Equity Interest” means the membership interest in FRH having the rights and preferences of the FRH Preferred.

“FRH Restricted Distribution” means any distribution by FRH to its members with respect to their membership interests other than (a) distributions to CWFR with respect to the FRH Preferred Equity Interest and (b) distributions to members in respect of tax obligations to the extent permitted by the terms of the FRH Preferred.

“GAAP” means generally accepted accounting principles in the United States of America.

“GMAC Insurance Agreements” means the Service Agreement, dated June 2, 1978, between National General Insurance Company (“NGIC”) and the Borrower and Trailer Life Publishing Company, Incorporated, relating to the “Good Sam Club” insurance plan, including all addenda thereto, as amended or modified, and the Amended and Restated Marketing Agreement dated as of May 15, 2002 among Camping World and NGIC, including all addenda thereto, as amended or modified.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government and the National Association of Insurance Commissioners.

“Guarantee” means a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor’s obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business.  The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning.

“Guaranteed Obligations” has the meaning assigned to such term in Section 3.1.

“Guarantors” means the Subsidiaries of the Borrower.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Hedging Agreement Obligations” means all obligations in respect of any Hedging Agreements between any Credit Party and the Administrative Agent or any Senior Lender.

“Holding Company” means Affinity Group Holding, Inc., a Delaware corporation which holds all the outstanding capital stock of the Borrower.

“Holding Company Collateral Documents” means the Nonrecourse Guaranty and Pledge Agreement executed and delivered by the Holding Company on March 24, 2005 substantially in the form of Exhibit A annexed hereto, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Holding Company Notes” means the Holding Company’s unsecured Senior Notes due 2012 issued pursuant to the Holding Company Notes Indenture in an aggregate principal amount not in excess of the principal amount of the Holding Company Notes issued on the date of initial issuance of the Holding Company Notes (plus any paid in kind interest) which notes are not guaranteed by any of the Credit Parties.

“Holding Company Notes Indenture” means the Indenture dated as of March 24, 2005 between the Holding Company and The Bank of New York, as Trustee, as supplemented or amended from time to time but excluding any supplement or amendment which increases the interest rate or any premium applicable to the Holding Company Notes, increases the principal amount outstanding of the Holding Company Notes or creates sinking fund or other principal payment or offer to purchase requirements.

“Indebtedness” means, for any Person:  without duplication (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, advance, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services (other than Phantom Stock Accruals), other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts are payable within 120 days of the date the respective goods are delivered or the respective services are rendered; (c) Capital Lease Obligations of such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (f) Indebtedness of others Guaranteed by such Person; and (g) obligations under Hedging Agreements (and for purposes hereof, the amount of Indebtedness under a Hedging Agreement shall be deemed to be equal to the aggregate maximum contingent amount or potential liability under such Hedging Agreement).  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means all Taxes other than (a) Excluded Taxes and Other Taxes and (b) amounts constituting penalties or interest imposed with respect to Excluded Taxes or Other Taxes.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.6.

“Interest Payment Date” means (a) with respect to any Base Rate Loan, the first Business Day of each month (commencing on April 1, 2010) and (b) with respect to any Eurodollar Loan, the last Business Day of the Interest Period applicable to such Eurodollar Loan.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is three months thereafter; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.  Notwithstanding the foregoing, no Interest Period for any Term Loan may commence before and end after any Quarterly Date unless, after giving effect thereto, the aggregate principal amount of the Term Loans having Interest Periods that end after such Quarterly Date shall be equal to or less than the aggregate principal amount of the Term Loans scheduled to be outstanding after giving effect to the payments of principal required to be made on such Quarterly Date.

“Investment” means, for any Person:  (a) the acquisition (whether for cash, Property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, or for the benefit of, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding 180 days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); or (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.  Notwithstanding the foregoing, Capital Expenditures and Acquisitions shall not be deemed “Investments” for purposes hereof.

“IP Collateral”  means, collectively, the Collateral under the Trademark Security Agreement and the Copyright Security Agreement.

“Issue Discount” means an amount equal to two percent (2%) of each Term Loan Commitment, as set forth on Schedule 2.1.

“Landlord Consent and Estoppel” means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, in such form as may be approved by the Administrative Agent in its sole discretion.

“Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property, other than any such leasehold interest designated from time to time by Administrative Agent in its sole discretion as not being required to be included in the Collateral.

“Lender Representative” has the meaning set forth in Section 6.14.

“Lenders” means the Persons listed on Schedule 2.1 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (other than an operating lease) (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidation Payment” has the meaning given to that term in the FRH Preferred and includes any payment made on account of the FRH Preferred Equity Interest as a result of a redemption made pursuant to Section 5 of the FRH Preferred.

“Loan Documents” means the Existing Credit Agreement as amended and restated by this Agreement, any promissory notes evidencing Loans hereunder, the Collateral Documents, the Affiliate Subordination Agreement, the Agent Appointment Agreement, the Administrative Agent Fee Letter, the Post-Closing Letter Agreement and any other instruments or documents delivered or to be delivered by any Credit Party or Affiliate thereof from time to time pursuant to this Agreement.

“Loans” means the Term Loans.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets (including intangible assets), operations or condition (financial or otherwise), of the Credit Parties taken as a whole, (b) the ability of any Credit Party to perform any of its obligations under this Agreement or the other Loan Documents, (c) the rights of or benefits available to the Administrative Agent and the Lenders under this Agreement and the other Loan Documents or (d) any “Materially Adverse Effect” as such term is defined in the Camping World Credit Facility as of the Effective Date without regard to any future amendments thereof.

“Material Indebtedness” means Indebtedness (other than the Term Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of the Credit Parties in an aggregate principal amount exceeding $1,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Person in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.

“Material Leasehold Property” means a Leasehold Property which (a) is a retail or super store or distribution center or (b) has been reasonably determined by the Required Lenders to be of material value as Collateral or of material importance to the operations of the Credit Parties after weighing the value of such property as additional Collateral against the costs and expenses associated with satisfying the requirements of Section 6.13.

“Mortgage” means (i) a security instrument (whether designated as a deed of trust or a mortgage, leasehold mortgage, collateral assignment of leases and rents or by any similar title) executed and delivered by any Credit Party in such form as may be approved by the Administrative Agent and the Lenders in their sole discretion, in each case with such changes thereto as may be recommended by Administrative Agent’s or the Lenders’ local counsel based on local laws or customary local practices, (ii) or at Administrative Agent’s or the Lenders’ option, in the case of an Additional Mortgaged Property, an amendment to an existing Mortgage, in form satisfactory to Administrative Agent and the Lenders, adding such Additional Mortgaged Property to the Real Property Assets encumbered by such existing Mortgage, in either case as such security instrument or amendment may be amended, supplemented or otherwise modified from time to time.  “Mortgages” means all such instruments, including Effective Date Mortgages and any Additional Mortgages, collectively.

“Mortgaged Property” means an Effective Date Mortgaged Property or an Additional Mortgaged Property.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Payments” means,

(i)            with respect to any Casualty Event, the aggregate amount of proceeds of insurance, condemnation awards and other compensation received by any Credit Party in respect of such Casualty Event net of (A) reasonable expenses incurred by any Credit Party in connection therewith and (B) contractually required repayments of Indebtedness to the extent secured by a Lien on such property and any income and transfer taxes payable by any Credit Party in respect of such Casualty Event;

(ii)           with respect to any Disposition or Extraordinary Receipt, the aggregate amount of all cash payments received by any Credit Party directly or indirectly in connection with such Disposition or Extraordinary Receipt, whether, with respect to Dispositions, at the time of such Disposition or after such Disposition under deferred payment arrangements or Investments entered into or received in connection with such Disposition (including, without limitation, Disposition Investments) and, with respect to Extraordinary Receipts, when and as such receipts are received by a Credit Party; provided that

(A)          Net Cash Payments shall be net of (I) the amount of any legal, title, transfer and recording tax expenses, commissions and other fees and expenses payable by any Credit Party in connection with such Disposition or the transaction giving rise to such Extraordinary Receipt and (II) any Federal, state and local income or other taxes estimated to be payable by any Credit Party as a result of such Disposition or the transaction giving rise to such Extraordinary Receipt, but only to the extent that such estimated taxes are in fact paid to the relevant Federal, state or local governmental authority within twelve months of the date of such Disposition or the transaction giving rise to such Extraordinary Receipt; and

(B)          Net Cash Payments shall be net of any repayments by any Credit Party of Indebtedness to the extent that (I) such Indebtedness is secured by a Lien on the property that is the subject of a Disposition and (II) the transferee of (or holder of a Lien on) such property requires that such Indebtedness be repaid as a condition to the purchase of such property; and

(iii)          with respect to any offering of debt or equity securities, the aggregate amount of all cash proceeds received by any Credit Party therefrom less all legal, underwriting and similar fees and expenses incurred in connection therewith.

“New York Life Facility” shall mean that certain Second Lien Note Purchase Agreement, dated as of June 5, 2009, by and among the Borrower, the affiliates of the Borrower party thereto as guarantors, the Purchasers (as defined therein) and New York Life Investment Management LLC as administrative agent for the Purchasers, and the Notes (as defined therein) issues thereunder.

“Non-Financed Capital Expenditures” means, for any period, all Capital Expenditures made during such period that have not been funded with the proceeds of purchase money financing (including, without limitations, capital leases) other than the proceeds of the Term Loans.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and the other Loan Documents, provided that there shall be excluded from “Other Taxes” all Excluded Taxes.

“Parent” means AGI Holding Corp., a Delaware corporation which holds all the outstanding capital stock of the Holding Company.

“Paying Agent” shall have the meaning set forth in the Holding Company Notes Indenture.

“Permitted Cash Flow Distribution” means the amount of Restricted Junior Payments permitted to be made from Excess Cash Flow pursuant to Section 7.6(b).

“Permitted Investments” means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)           investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard and Poor’s Ratings Service or from Moody’s Investors Service, Inc.;

(c)           investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $250,000,000; and

(d)           fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above.

“Permitted Tax Distributions” means, for so long as the Borrower is an “S corporation” or a substantially similar pass-through entity for federal income tax purposes, distributions to the Holding Company (or any successor entity or other entity that owns, directly or indirectly, all of the outstanding common stock of the Borrower) in respect of any fiscal year equal to the amount based on reasonable estimates, of federal, state and local income taxes that the Borrower would be required to pay with respect to such fiscal year calculated as if, for such fiscal year, the Borrower were treated as a “C corporation” domiciled in the State of California rather than as an “S corporation”, and assuming further, solely for the purpose of the tax calculation herein, that any and all Restricted Junior Payments made by the Borrower pursuant to Section 7.6(i) or the interest component of any and all Restricted Junior Payments made by the Borrower pursuant to Section 7.6(iii) shall be deemed to be payments of interest by the Borrower (for avoidance of doubt, any amounts accrued in respect of interest on the Holding Company Notes (but not paid in cash) shall not be treated as payable by the Borrower).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Phantom Stock Accruals” means the amounts shown as liabilities in the Borrower’s general ledger account captions “Deferred Phantom Compensation” to the extent (i) such general ledger account is kept and adjusted in the ordinary course of business and in accordance with GAAP and the Borrower’s past practices, and (ii) such deferred compensation is payable under “phantom stock agreements” between a Credit Party and key employees of such Credit Party entered into in the ordinary course of business and in accordance with the Borrower’s practices prior to the effective date thereof, in substantially the form of the phantom stock agreements in existence on the Effective Date, or in such other form as shall be approved by the Administrative Agent.

“Phantom Stock Agreements” means the phantom stock agreements referred to in the definition of Phantom Stock Accruals and described in Schedule 4.14 annexed hereto.

“Plan” means any employee benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means the Amended and Restated Pledge Agreement executed and delivered by all of the Credit Parties on June 24, 2003 and thereafter in accordance with Section 6.10, substantially in the form of Exhibit B annexed hereto, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Post-Closing Letter Agreement” means the letter agreement dated the Effective Date between the Company and the Agent.

“Post-Default Rate” means, (i) during any period when the Term Loans constitute Base Rate Loans, a rate per annum equal to the Adjusted Base Rate plus the Applicable Margin plus two percent (2%), and (ii) during any period when the Term Loans constitute Eurodollar Loans, a rate per annum equal to the Three Month LIBOR Rate plus the Applicable Margin plus two percent (2%).

“Prepayment Premium” means, for any prepayment made during the periods specified below, an amount equal to the corresponding percentage in the table below multiplied by the principal amount of such prepayment:

Period	Prepayment Premium
Effective Date through (and including) the first anniversary of the Effective Date:	103%
From (but excluding) the first anniversary of the Effective Date through (and including) the second anniversary of the Effective Date:	102%
From (but excluding) the second anniversary of the Effective Date through (and including) the third anniversary of the Effective Date or at anytime after the third anniversary of the Effective Date in the event that the Term Loans and other Indebtedness hereunder are required to be paid pursuant to Section 2.10(b)(ix) upon the occurrence of a Change of Control:	101%
Thereafter (except as provided with respect to a Change of Control as described above):	100%

provided that, if at any time prior to the date that is two years after the Effective Date, the Loans are prepaid in whole or in part with the Net Cash Proceeds of a sale of equity securities of the Borrower or any other Credit Party, then the Prepayment Premium applicable to such prepayment shall be an amount equal to 105% times the principal amount of such prepayment.

“Prime Rate” means the rate of interest per annum equal to the “Prime Rate” as reported from time to time in The Wall Street Journal; each change in the Prime Rate shall be effective from and including the date such change is reported.  In the event such rate is not available at such time for any reason, “Prime Rate” shall mean a rate of interest per annum publicly announced from time to time by any banking institution selected by Administrative Agent as its prime rate.

“Property” means any interest of any kind in property or assets, whether real, personal or mixed, and whether tangible or intangible.

“PTO” means the United States Patent and Trademark Office or any successor or substitute office in which filings are necessary or, in the opinion of the Administrative Agent, desirable in order to create or perfect Liens on any IP Collateral.

“Quarterly Dates” means the last Business Day of each fiscal quarter of the Credit Parties, the first of which shall be the first such day after the Effective Date of this Agreement.

“Real Estate Holdings” has the meaning assigned to such term in Section 5.1(o).

“Real Property Asset” means, at any time of determination, any fee ownership or leasehold interest then owned by any Credit Party in any real property.

“Recorded Leasehold Interest” means a Leasehold Property with respect to which a Recorded Document (as hereinafter defined) has been recorded in all places necessary or desirable, in the Administrative Agent’s reasonable judgment, to give constructive notice of such Leasehold Property to third-party purchasers and encumbrancers of the affected real property.  For purposes of this definition, the term “Recorded Document” means, with respect to any Leasehold Property, (a) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (b) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to the Administrative Agent.

“Register” has the meaning assigned to such term in Section 10.4(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Related Retail Sale-Leaseback Proceeds” means the proceeds received after the Effective Date by the Credit Parties (net of all transactional and related expenses) in any Sale-Leaseback Transaction involving a Camping World retail outlet or distribution center (excluding any retail outlet or distribution center if the costs for the construction of a structure on such property (including costs of the common building systems) were not funded with Capital Expenditures incurred by the Credit Parties) acquired or constructed by any such party after the Effective Date by the Credit Parties, but only to the extent such proceeds do not exceed the aggregate amount of Capital Expenditures incurred for the purpose of building out such store.

“Rental Obligations”  means the maximum fixed rentals paid or payable by a lessee under any Operating Lease during a specified period, excluding amounts paid or payable on account of maintenance, utilities, ordinary repairs, insurance, taxes, assessments and other similar charges, whether or not designated as rental or additional rental.

“Required Lenders” means, at any time, Lenders having Loans representing more than 50% of the sum of the total Loans, at such time.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of any Credit Party now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of any Credit Party now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of any Credit Party now or hereafter outstanding, and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

“Sale-Leaseback Transactions” means any sales or transfers of any real or tangible personal property owned by any Person in order to lease such property for substantially the same purpose as the property being sold or transferred; provided that such sale or transfer is at fair market value and such lease is at fair rental value.

“Sarbanes-Oxley Act” has the meaning assigned to such term in Section 6.1(a).

“Secured Parties” means each Lender, each Affiliate of a Lender which is party to any Hedging Agreement, if any, and the Administrative Agent.

“Security Agreement” means the Amended and Restated Security Agreement executed and delivered by all of the Credit Parties on June 24, 2003 and thereafter in accordance with Section 6.10, substantially in the form of Exhibit C annexed hereto, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Senior Debt” means the Indebtedness of the Credit Parties as described in clauses (a), (b), and (c) of the definition of “Indebtedness” (determined on a consolidated basis without duplication in accordance with GAAP), excluding any Subordinated Indebtedness.

“Senior Subordinated Notes” means the Borrower’s 9.00% Senior Subordinated Notes due 2012, including any Additional Notes and Exchange Notes (as each such term is defined in the Senior Subordinated Note Indenture) with an aggregate initial principal amount equal to $200,000,000, in each case as issued pursuant to the Senior Subordinated Note Indenture, as amended, supplemented or otherwise modified in accordance with the restrictions of Section 7.12.

“Senior Subordinated Note Indenture” means that certain Indenture dated as of February 18, 2004 among the Borrower, the guarantors party thereto and The Bank of New York, as trustee, as amended, supplemented or otherwise modified in accordance with the restrictions of Section 7.12.

“Subordinated Indebtedness” means (a) the Senior Subordinated Notes, and (b)  any Indebtedness of any Credit Party which matures in its entirety later than the Loans and by its terms (or by the terms of the instrument under which it is outstanding and to which appropriate reference is made in the instrument evidencing such Subordinated Indebtedness) is made subordinate and junior in right of payment to the Loans and to such Credit Party’s other obligations to the Lenders hereunder by provisions reasonably satisfactory in form and substance to the Administrative Agent.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.  References herein to “Subsidiaries” shall, unless the context requires otherwise, be deemed to be references to Subsidiaries of the Borrower.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Loans” has the meaning assigned to such term in Section 2.1(b).

“Term Loan Commitment” means, with respect to each Term Loan Lender, the agreement of such Lender to make Term Loans to the Borrower on the Effective Date.  The initial amount of each Term Loan Lender’s Term Loan Commitment is set forth on Schedule 2.1.  The aggregate original amount of the Term Loan Commitments is $144,300,000.

“Term Loan Lender” means any Lenders from time to time holding Term Loans, including assignees under any assignments permitted by Section 10.4.

“Term Loan Maturity Date” The earlier of:  (i) the fifth (5th) anniversary of the Effective Date; or (ii) the date that is 90 days prior to the maturity of the Senior Subordinated Notes and the Holding Company Notes, except that clause (ii) shall not apply if both the Senior Subordinated Notes and the Holding Company Notes are:  (a) refinanced or exchanged for a security with a maturity date at least 90 days following the fifth (5th) anniversary of the Effective Date; or (b) discharged (through conversion to equity or otherwise) without incurring any replacement Indebtedness.

“Test Date” has the meaning assigned to such term in Section 2. 7(a).

“Three Month LIBOR Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, a rate per annum equal to the greater of (a) the “London Interbank Offered Rate” for an interest period of three (3) months published in The Wall Street Journal or (b) 3.0% per annum.  The Three Month LIBOR Rate shall be determined as of the Effective Date for the period from the Effective Date through the last Business Day of March, 2010 and, thereafter on each Quarterly Date of each year and, once determined, shall remain in effect until the next Quarterly Date.  In the event that such rate is not available at such time for any reason, then the “LIBOR Rate” with respect to such Eurodollar Borrowing for such interest period shall be the rate at which U.S. dollar deposits of $5,000,000, and for a maturity comparable to such interest period, are offered by a bank selected by the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.  Notwithstanding the Interest Period specified in any Interest Election Request, the rate used to calculate the LIBOR Rate for any Interest Period shall never be less than the rate per annum attributable to a three month LIBOR Interest Period.

“Title Company” means, collectively, Lawyers Title Insurance Company, and one or more other title insurance companies reasonably satisfactory to the Administrative Agent.

“Trademark Security Agreement” means the Amended and Restated Trademark Security Agreement executed and delivered by all of Credit Parties on June 24, 2003 and thereafter in accordance with Section 6.10, substantially in the form of Exhibit D annexed hereto, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Transactions” means (a) with respect to the Borrower, the execution, delivery and performance by the Borrower of the Loan Documents to which it is a party, the borrowing of Loans and the use of the proceeds thereof, and (b) with respect to any Credit Party (other than the Borrower), the execution, delivery and performance by such Credit Party of the Facility Documents to which it is a party.

“Type” when used in reference to the Term Loans, refers to whether the rate of interest on the Term Loans is determined by reference to the Adjusted Base Rate or Three Month LIBOR Rate.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“UCO” means the United States Copyright Office or any successor or substitute office in which filings are necessary or, in the opinion of the Administrative Agent, desirable in order to create or perfect Liens on any IP Collateral.

“U.S. dollars” or “$” refers to lawful money of the United States of America.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Voidable Transfer” shall have the meaning specified in Section 10.15.”Wholly Owned Subsidiary” means, with respect to any Person at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing 100% of the equity or ordinary voting power (other than directors’ qualifying shares) or, in the case of a partnership, 100% of the general partnership interests are, as of such date, directly or indirectly owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” means, at any date, the difference between the aggregate current assets and the aggregate current liabilities (excluding current maturities of long term Indebtedness, the current portion of Deferred Revenues and the current portion of deferred tax assets and deferred tax liabilities) of the Credit Parties at such date (determined on a consolidated basis without duplication in accordance with GAAP).

1.2          Classification of Loans.  For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Base Rate Loan” or a “Eurodollar Loan”).

1.3          Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  References in Articles VI and VII in respect of the affirmative and negative covenants to be performed by the Credit Parties shall be interpreted to mean, with respect to Article VI, that the Borrower will, and will cause each of its Subsidiaries to comply with such covenant, and, with respect to Article VII, that the Borrower will not, and will not permit any of its Subsidiaries to, violate such covenant.

1.4          Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

2.1          Commitments.

(a)           [Reserved]

(b)           Term Loans.  Subject to the terms and conditions set forth herein, on the Effective Date, each Lender shall make a Term Loan (each such term loan being herein called a “Term Loan”) to the Borrower in an amount equal to its Term Loan Commitment minus the Issue Discount.  The principal amounts of the Term Loans which are repaid or prepaid after the Effective Date pursuant to the terms of this Agreement may not be reborrowed.

(c)           [Reserved]

2.2          Loans.

(a)           The failure of a Lender to make its Term Loan required to be made by it on the Effective Date shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)           Subject to Section 2.13, each Term Loan shall be a Base Rate Loan or Eurodollar Loan in accordance herewith.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)           At the commencement of each Interest Period for a Eurodollar Borrowing, each Eurodollar Loan shall be in an aggregate amount at least equal to $500,000 or any greater multiple of $100,000.  Each Base Rate Loan shall be in an aggregate amount that is at least equal to $100,000 or any greater multiple of $100,000.

2.3          [Reserved].

2.4          [Reserved].

2.5          Funding of Borrowings.

(a)           Each Lender shall make the Term Loan to be made by it hereunder on the Effective Date by wire transfer of immediately available funds by 11:00 a.m. (New York, New York time), to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will remit the amounts so received to an account designated by the Borrower.

(b)           [Reserved]

(c)           [Reserved]

2.6          Interest Elections.

(a)           Each Term Loan initially shall be a Eurodollar Loan.  Thereafter, the Borrower may elect to convert all (but not less than all) Term Loans to a different Type subject to this Section 2.6 and Section 2.13.

(b)           To make an election pursuant to this Section 2.6, the Borrower shall notify the Administrative Agent of such election by telephone (i) in the case of Eurodollar Borrowing, not later than 11:00 a.m. (New York, New York time), three Business Days before the applicable Interest Payment Date, or (ii) in the case of Base Rate Borrowing, not later than 11:00 a.m. (New York, New York time), one Business Day before the applicable Interest Payment Date.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)           Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.2:

(i)            the effective date of the election made pursuant to such Interest Election Request, which shall be a Quarterly Date; and

(ii)           whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing.

(d)           Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof.

(e)           Notwithstanding any contrary provision hereof, if a Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as a Default is continuing (i) no outstanding Borrowing may be converted to a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to a Base Rate Borrowing at the next Interest Period applicable thereto.

2.7          Termination of Commitments.

(a)           [Reserved]

(b)           [Reserved]

(c)           [Reserved]

(d)           The Term Loan Commitments shall automatically terminate on the making of the Loans to the Borrower on the Effective Date.

2.8          [Reserved].

2.9          Repayment of Loans; Evidence of Debt.

(a)           [Reserved]

(b)           The Borrower hereby unconditionally promises to pay on each anniversary of the Effective Date, commencing with the first such date occurring after the Effective Date, to the Administrative Agent for the account of the Lenders quarterly principal payments in an aggregate amount equal to the Term Loan Commitment of the Term Loans on the Effective Date times 0.25%.  To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date.

(c)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)           The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e)           The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section 2.9 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f)            Any Lender may request that the Loan made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or its nominee record holder) (or, if requested by such Lender, to such Lender (or its nominee record holder) and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loan evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.4) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns) unless, in connection with an assignment of all or any portion of a promissory note and interest thereon, the assignee informs the Administrative Agent in writing that it does not wish that its Loan be evidenced by a promissory note.

2.10        Prepayment of Loans.

(a)           Optional Prepayments.  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (d) of this Section 2.10; provided that each prepayment in respect of the Term Loans shall be in an amount that is at least equal to $1,000,000 or any greater multiple of $500,000.  Each optional prepayment of Term Loans shall be applied to reduce all remaining unpaid installments thereof in inverse order of maturity.

(b)           Mandatory Prepayments.  Subject to the provisions of subsection (i) below, the Borrower shall make prepayments of the Loans hereunder as follows:

(i)            Casualty Events.  Upon the date 90 days following the receipt by any Credit Party of the proceeds of insurance, condemnation award or other compensation in respect of any Casualty Event affecting any property of any Credit Party (or upon such earlier date as such Credit Party, as the case may be, shall have determined not to repair or replace the property affected by such Casualty Event), the Borrower shall prepay the Loans in an aggregate amount, if any, equal to 100% of the Net Cash Payments from such Casualty Event not theretofore applied or committed to be applied to the repair or replacement of such property (it being understood that if Net Cash Payments committed to be applied are not in fact applied within six months of the respective Casualty Event, then such proceeds shall be applied to the prepayment of Loans no later than the fifteenth (15th) Business Day thereafter, such prepayment to be effected in the manner and to the extent specified in Section 2.10(c).

(ii)           Offering of Debt or Equity.  Without limiting the obligation of the Borrower to obtain the consent of the Required Lenders to any incurrence of Indebtedness or sale of securities not otherwise permitted hereunder, the Borrower agrees, on or prior to the closing of any sale of debt or equity securities by any Credit Party after the Effective Date, to deliver to the Administrative Agent a statement certified by a Financial Officer of the Borrower, in form and detail reasonably satisfactory to the Administrative Agent, of the estimated amount of the Net Cash Payments of such sale of securities that will (on the date of such sale of securities) be received by any Credit Party in cash and the Borrower will prepay the Loans hereunder, upon the date of such sale of securities, in an aggregate amount equal to (x) in the case of a sale of equity securities, 50% of the actual amount of the Net Cash Payments of such sale of equity securities received by any Credit Party in an aggregate cumulative amount in excess of $20,000,000, and (y) in the case of the incurrence of Indebtedness (other than Indebtedness permitted hereunder to be incurred), 100% of the actual amount of the Net Cash Payments of such incurrence of Indebtedness received by any Credit Party, in each case, such prepayment to be effected in each case in the manner and to the extent specified in Section 2.10(c) and no later than the fifteenth (15th) Business Day following the date of each such receipt.

(iii)          Sale of Assets.  Without limiting the obligation of the Borrower to obtain the consent of the Required Lenders to any Disposition not otherwise permitted hereunder, the Borrower agrees, on or prior to the occurrence of any Disposition (other than a Sale-Leaseback Transaction) by any Credit Party, to deliver to the Lenders a statement certified by a Financial Officer of the Borrower, in form and detail reasonably satisfactory to the Required Lenders, of the estimated amount of the Net Cash Payments of such Disposition that will (on the date of such Disposition) be received by any Credit Party in cash, indicating on such certificate, whether the Borrower intends to reinvest such Net Cash Payments or will be prepaying the Loans, as hereinafter provided, and the Borrower will be obligated to either (A) reinvest such Net Cash Payments within 180 days after receipt (or, if within such 180 day period the Borrower or any Credit Party enters into contracts related to the reinvestment of such Net Cash Payments, such longer period not to exceed 365 days after the original date of receipt of such Net Cash Payments as is contemplated by such contracts) into assets used in a line of business permitted hereunder or (B) prepay the Loans hereunder), as follows:

(x)           upon the date of such Disposition, or on the date (the “Reinvestment Date”) which is 180 days after such date (or such longer period not to exceed 365 days as contemplated by contracts related to the reinvestment of such Net Cash Payments) if the Borrower had indicated on the certificate delivered as hereinabove required that it intended to reinvest the Net Cash Payments of such Disposition, in an aggregate amount equal to 100% of the amount of such Net Cash Payments, to the extent received by any Credit Party in cash on the date of such Disposition or, if applicable, the Reinvestment Date to the extent of any Net Cash Payments not so reinvested; and

(y)           thereafter, quarterly, on the date of the delivery by the Borrower to the Administrative Agent pursuant to Section 6.1 of the financial statements for any quarterly fiscal period or fiscal year, to the extent any Credit Party shall receive Net Cash Payments during the quarterly fiscal period ending on the date of such financial statements in cash under deferred payment arrangements or Disposition Investments entered into or received in connection with any Disposition, an amount equal to (A) 100% of the aggregate amount of such Net Cash Payments minus (B) any transaction expenses associated with Dispositions and not previously deducted in the determination of Net Cash Payments plus (or minus, as the case may be) (C) any other adjustment received or paid by any Credit Party pursuant to the respective agreements giving rise to Dispositions and not previously taken into account in the determination of the Net Cash Payments; provided that if prior to the date upon which the Borrower would otherwise be required to make a prepayment under this clause (y) with respect to any quarterly fiscal period the aggregate amount of such Net Cash Payments (after giving effect to the adjustments provided for in this clause (y)) shall exceed $4,000,000, then the Borrower shall within three Business Days make a prepayment under this clause (y) in an amount equal to such required prepayment.

Prepayments of Loans shall be effected in each case in the manner and to the extent specified in Section 2.10(c); provided that if at the time of any such Disposition an Event of Default shall have occurred and be continuing, the Credit Parties shall not have the right to reinvest any Net Cash Payments and shall instead prepay the Loans by 100% of the amount of Net Cash Payments received from such Disposition.

Notwithstanding anything herein to the contrary if and to the extent that any Net Cash Payments would otherwise be required to be used to repay the Senior Subordinated Notes or the Holding Company Notes or purchase or repurchase any notes issued under the Senior Subordinated Notes Indenture or the Holding Company Notes Indenture, the Borrower shall prepay the Loans.

(iv)          Excess Cash Flow.  Not later than the date 90 days after the end of each fiscal year of the Borrower commencing with the fiscal year ending December 31, 2010 and for each fiscal year thereafter, the Borrower shall prepay the Loans as provided in Section 2.10(c) in an amount equal to either 75% of Excess Cash Flow for such fiscal year if the Consolidated Senior Leverage Ratio for such fiscal year is equal to or greater than 2.0 to 1, or 50% of Excess Cash Flow for such fiscal year if the Consolidated Senior Leverage Ratio for such fiscal year is less than 2.0 to 1; provided, however, that the calculation of Excess Cash Flow for fiscal year 2010 shall be determined on a pro forma basis to include the first quarter of the fiscal year 2010.

(v)           [Reserved]

(vi)          [Reserved]

(vii)         [Reserved]

(viii)        Extraordinary Receipts.  Without duplication of any other amount referred to in this Section 2.10(b), within fifteen (15) Business Days following receipt by any Credit Party of any Extraordinary Receipts in an amount equal to the Net Cash Payments received by such Credit Party with respect to such Extraordinary Receipts.

(ix)          Upon the occurrence of a Change of Control, Borrower will prepay the Loans in full hereunder together with the applicable Prepayment Premium plus accrued and unpaid interest to the extent required by Section 2.12 and accrued and unpaid expenses and fees.

(x)           [Reserved].

(c)   Application. In the event of any mandatory prepayment of Loans pursuant to subsections (b)(i) through (b)(iv) of this Section 2.10, the proceeds of such prepayment shall be applied to the prepayment of the Term Loans, ratably in accordance with the then-outstanding aggregate amounts thereof, such prepayments to be applied to the remaining unpaid installments thereof in inverse order of maturity.

(d)           Notification of Prepayments.  The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m. (New York, New York time), three Business Days before the date of prepayment or (ii) in the case of prepayment of a Base Rate Borrowing, not later than 11:00 a.m. (New York, New York time), one Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid.  Each partial prepayment of any Term Loan under paragraph (a) of this Section 2.10 shall be in an amount that would be permitted in the case of a Term Loan of the same Type as provided in Section 2.2.

(e)           Prepayments Accompanied by Premium, Interest and other Payments.  Prepayments pursuant to Section 2.10(a), Section 2.10(b)(ii) with respect to incurrence of Indebtedness only, Section 2.10(b)(viii) and 2.10(b)(ix) shall be accompanied by the applicable Prepayment Premium, accrued interest to the extent required by Section 2.12 and any compensation required by Section 2.15.  All prepayments pursuant to Section 2.10(b) (other than those set forth in the preceding sentence) shall be accompanied by accrued interest to the extent required by Section 2.12 and any compensation required by Section 2.15.

2.11        Fees.

(a)           [Reserved]

(b)           [Reserved]

(c)           The Borrower agrees to pay to the Administrative Agent, (i) for its own account, and the fees set forth in the Administrative Agent Fee Letter at the times and in amounts specified therein, and (ii) for the account of each Lender, fees payable in the amounts and at the times separately agreed in writing between the Borrower and the Lenders.

(d)           All fees payable hereunder shall be paid on the dates due, in immediately available funds.  Fees paid shall not be refundable under any circumstances, absent manifest error in the determination thereof.

2.12        Interest.

(a)           The Loans comprising each Base Rate Borrowing shall bear Cash Interest at a rate per annum equal to the Adjusted Base Rate plus the Applicable Margin.

(b)           The Loans comprising each Eurodollar Borrowing shall bear Cash Interest at a rate per annum equal to the Three Month LIBOR Rate plus the Applicable Margin.

(c)           Notwithstanding the foregoing, (i) all amounts which are not paid when due shall bear interest until paid in full at the Post-Default Rate and (ii) during the period when any Event of Default shall have occurred and be continuing (and the Administrative Agent, acting on the instructions of the Required Lenders, shall have notified the Borrower that the Post-Default Rate shall apply), the principal of all Loans hereunder shall bear interest, after as well as before judgment, at the Post-Default Rate.

(d)           Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued at the Post-Default Rate shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (iii) in the event of any conversion of any Eurodollar Loan on an Interest Payment Date, accrued interest on such Loan shall be payable on the effective date of such conversion.  Cash Interest on each Term Loan shall be payable on the Interest Payment Date applicable to such Term Loan, except as otherwise provided in this Agreement.  Unless the context otherwise requires, for all purposes hereof, references to the “principal amount” of the Term Loans refers to the face amount of the Term Loans and not gross proceeds funded hereunder.

(e)           All interest hereunder shall be computed on the basis of a year of 360 days, and shall be payable on each Interest Payment Date for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Adjusted Base Rate or Three Month LIBOR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f)            In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder or under any promissory note and charged or collected pursuant to the terms of this Agreement or pursuant to such note exceed the highest permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  In the event that such a court determines that the Lender has charged or received interest hereunder in excess of the highest applicable rate, the Lender shall promptly refund such excess interest to Borrower and such rate shall automatically be reduced to the maximum rate permitted by such law.

2.13        Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)           the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Three Month LIBOR Rate for such Interest Period; or

(b)           if the Administrative Agent is advised by the Required Lenders, that the Three Month LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Term Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the affected Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and such Lenders that the circumstances giving rise to such notice no longer exist, any Interest Election Request that requests the conversion of any such Borrowing to, or continuation of any such Borrowing as, a Eurodollar Borrowing shall be ineffective.

2.14        Increased Costs.

(a)           If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Three Month LIBOR Rate); or

(ii)           impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)           If any Lender reasonably determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender, or such Lender’s holding company, for any such reduction suffered.

(c)           A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.14 shall be delivered to the Borrower and shall be conclusive so long as it reflects a reasonable basis for the calculation of the amounts set forth therein and does not contain any manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.14 for any increased costs or reductions incurred more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

2.15        Break Funding Payments.

(a)           In the event of (i) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (ii) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable and is revoked in accordance herewith) or (iv) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.

(b)           In the case of a Eurodollar Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of

(i)            the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Three Month LIBOR Rate for such Interest Period, over

(ii)           the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for U.S. dollar deposits from other banks in the eurodollar market at the commencement of such period.

(c)           A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

2.16        Taxes.

(a)           Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.16) the Administrative Agent, or any Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) paid or payable by the Administrative Agent or such Lender, as the case may be (and any penalties, interest and reasonable expenses arising therefrom or with respect thereto during the period prior to the Borrower making the payment demanded under this paragraph (c)), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

2.17        Payments Generally:  Pro Rata Treatment; Sharing of Set-Offs.

(a)           The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or under Section 2.14, 2.15 or 2.16, or otherwise) prior to 11:00 a.m. (New York, New York time), on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at such of its offices as set forth in Section 10.1 or as the Administrative Agent shall notify the relevant parties from time to time, and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 10.3 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof, and the Borrower shall have no liability in the event timely or correct distribution of such payments is not so made.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in U.S. dollars.

(b)           Except to the extent otherwise provided herein:  (i) each Term Loan from the Lenders under Section 2.1 shall be made pursuant to Schedule 2.1; (ii) each payment or prepayment by the Borrower of principal of Loans shall be made for account of the relevant Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by such Lenders; (iv) each payment by the Borrower of interest on Loans shall be made for the account of the relevant Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to such Lenders.

(c)           [Reserved]

(d)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders entitled thereto (the “Applicable Recipient”) hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Applicable Recipient the amount due.  In such event, if the Borrower has not in fact made such payment, then each Applicable Recipient severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Applicable Recipient with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

(e)           [Reserved]

(f)            If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due under the Collateral Documents under any circumstances, including during, or as a result of the exercise by the Administrative Agent of remedies under the Collateral Documents and applicable law, such funds shall be applied with the following priorities:

first, to the extent applicable, to pay the costs and expenses of the Administrative Agent including the costs and expenses of collection, sale or other realization on the Collateral or other exercise of remedies under the Collateral Documents and the fees and expenses of its agents and counsel, and all expenses incurred and all advances made by the Administrative Agent in connection therewith, and to the payment of the Credit Parties’ obligations to the Administrative Agent under Section 10.3 hereof, second, to pay interest and fees then due under the Loan Documents to the Lenders ratably in accordance with the amounts of interest and fees then due to such Lenders, and third, to pay principal under the Loan Documents and in respect of Hedging Agreement Obligations, in each case, then due to the Administrative Agent or the Lenders ratably in accordance with the amounts of principal and Hedging Agreement Obligations then due to the Administrative Agent or such Lenders.

2.18        Mitigation Obligations; Replacement of Lenders.

(a)           If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations, hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.4), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consents shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

Guarantee by Guarantors

3.1          The Guarantee.  Each Guarantor hereby jointly and severally guarantees to each Lender, and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans made by the Lenders to the Borrower, and all other amounts from time to time owing to the Lenders or the Administrative Agent by the Borrower hereunder or under any other Loan Document, and all obligations of the Borrower to any Lender under any Hedging Agreement or arising from or related to cash management services, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”).  Each Guarantor hereby further agrees that if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the

Guaranteed Obligations, each Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

3.2          Obligations Unconditional.  The obligations of each Guarantor under Section 3.1 are absolute and unconditional irrespective of the value, genuineness, validity, regularity or enforceability of this Agreement, the other Loan Documents or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 3.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances.  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute and unconditional as described above:

(i)            at any time or from time to time, without notice to such Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii)           any of the acts mentioned in any of the provisions hereof or of the other Loan Documents or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii)          the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right hereunder or under the other Loan Documents or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(iv)          any lien or security interest granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Guaranteed Obligations shall fail to be perfected.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against the Borrower hereunder or under the other Loan Documents or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

3.3          Reinstatement.  The obligations of each Guarantor under this Article III shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each of the Guarantors agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including fees and expenses of counsel) incurred by the Administrative Agent or any Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

3.4          Subrogation.  Each Guarantor hereby waives all rights of subrogation or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under the Federal Bankruptcy Code of 1978, as amended) or otherwise by reason of any payment by it pursuant to the provisions of this Article III and further agrees with the Borrower for the benefit of each of its creditors (including, each Lender and the Administrative Agent) that any such payment by it shall constitute a contribution of capital by such Guarantor to the Borrower.

3.5          Remedies.  Each Guarantor agrees that, as between such Guarantor and the Lenders, the obligations of the Borrower hereunder may be declared to be forthwith due and payable as provided in Section 8.1 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.1 for purposes of Section 3.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by such Guarantor for purposes of Section 3.1.

3.6          Instrument for the Payment of Money.  Each Guarantor hereby acknowledges that the guarantee in this Article III constitutes an instrument for the payment of money, and consents and agrees that any Lender or the Administrative Agent, at its sole option, in the event of a dispute by the Guarantors in the payment of any moneys due hereunder, shall have the right to summary judgment or such other expedited procedure as may be available for a suit on a note or other instrument for the payment of money.

3.7          Continuing Guarantee.  The guarantee in this Article III is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

3.8          Rights of Contribution.  The Guarantors hereby agree, as between themselves, that if any Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Guarantor of any Guaranteed Obligations, each other Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations.  The payment obligation of a Guarantor to any Excess Funding Guarantor under this Section 3.8 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Article III and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

For purposes of this Section 3.8, (i) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (ii) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (iii) “Pro Rata Share” means, for any Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all properties of such Guarantor (excluding any shares of stock of, or ownership interest in, any other Guarantor) exceeds the amount of all the debts and liabilities of such Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder and any obligations of any other Guarantor that have been Guaranteed by such Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Credit Parties exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Borrower and the Guarantors hereunder and under the other Loan Documents) of all of the Credit Parties, determined (A) with respect to any Guarantor that is a party hereto on the Effective Date, as of the Effective Date, and (B) with respect to any other Guarantor, as of the date such Guarantor becomes a Guarantor hereunder.

3.9          General Limitation on Guarantee Obligations.  In any action or proceeding involving any state or non-U.S. corporate law, or any state or Federal or non-U.S. bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 3.1 would otherwise, taking into account the provisions of Section 3.8, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 3.1, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Lender, the Administrative Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

ARTICLE IV

Representations and Warranties

Each of the Credit Parties represents and warrants to the Lenders and the Administrative Agent, as to itself and each other Credit Party, that:

4.1          Organization; Powers.  Each Credit Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  Each Credit Party has all requisite power and authority under its organizational documents to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

4.2                                 Authorization; Enforceability.  The Transactions are within the corporate power of each Credit Party and have been duly authorized by all necessary corporate and, if required, stockholder action on the part of such Credit Party.  This Agreement, the Collateral Documents, and the other Loan Documents have been duly authorized, executed and delivered by each Credit Party that is a party thereto and constitute legal, valid and binding obligations of such Credit Party, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

4.3                                 Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, (b) will not violate any applicable law, policy or regulation or the charter, by-laws or other organizational documents of any Credit Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Credit Party, or any of its assets, or give rise to a right thereunder to require any payment to be made by any Credit Party, and (d) except for the Liens created by the Collateral Documents, will not result in the creation or imposition of any Lien on any asset of the Credit Parties.

4.4                                 Financial Condition; No Material Adverse Change.

(a)                                  The Borrower has heretofore delivered to the Lenders the following financial statements:

(i)                                     the audited consolidated balance sheet and statements of earnings (loss), stockholders’ deficit and cash flows of the Holding Company and its Subsidiaries as of and for the fiscal year ended December 31, 2008, accompanied by an opinion of Ernst & Young LLP, independent public accountants; and

(ii)                                  the unaudited consolidated and consolidating statements of income, retained earnings and cash flows of the Credit Parties for the month most recently ended and for which monthly financial statements are available and for the period ending as of the end of such month, and the related consolidated and consolidating balance sheets of the Credit Parties as at the end of such period, setting forth in each case in comparative form the corresponding consolidated and consolidating figures for the corresponding period in the preceding fiscal year (except that, in the case of balance sheets, such comparison shall be to the last day of the prior fiscal year).

Such financial statements present fairly, in all material respects, the respective actual consolidated financial position and results of operations and cash flows of the respective entities as of such respective dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of such unaudited statements.

(b)                                 Since December 31, 2008, there has been no change in the business, assets, liabilities, operations or financial condition, of the Credit Parties which would reasonably be expected to have a Material Adverse Effect.

(c)                                  None of the Credit Parties has on the Effective Date any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments in each case that are material, except as referred to or reflected or provided for in the balance sheets as at December 31, 2009 referred to above or as otherwise expressly provided in this Agreement or the financial statements described in this Section 4.4.

4.5                                 Properties.

(a)                                  Each of the Credit Parties has good and marketable title to, or valid, subsisting and enforceable leasehold interests in, all its real and personal property material to its business.

(b)                                 Each of the Credit Parties owns, or is licensed to use, all trademarks, service marks, tradenames, copyrights, patents and other intellectual property (“Proprietary Rights”) material to its business, and the use thereof by the Credit Parties does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  All registered trademarks, service marks, copyrights and patents, together with the domain names, web sites, and web site registrations which are owned by or licensed to any Credit Party, are listed on Schedule 4.5 annexed hereto (collectively “Registered Rights”).  Except as set forth on Schedule 4.5 annexed hereto, all of the Registered Rights have been duly registered in, filed in or issued by the PTO or UCO, as the case may be, a domain name registrar or other corresponding offices of other jurisdictions as identified on such schedule, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States or in each such other jurisdiction, as applicable, except where the failure to so register, file, maintain or renew would not reasonably be expected to result in a Material Adverse Effect.

(c)                                  As of the Effective Date, Schedule 4.5 annexed hereto contains a true, accurate and complete list of (i) all owned Real Property Assets and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Property Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment.  Expect as specified in Schedule 4.5 annexed hereto, each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and the Borrower has no knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legal, valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

4.6                                 Litigation and Environmental Matters.

(a)                                  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any of the Credit Parties, threatened against or affecting the Credit Parties (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Basic Documents or the Transactions.

(b)                                 Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Credit Parties (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or any inquiry, allegation, notice or other communication from any Governmental Authority concerning its compliance with any Environmental Law or (iv) knows of any basis for any Environmental Liability.

(c)                                  Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

4.7                                 Compliance with Laws and Agreements.  Each of the Credit Parties is in compliance with all laws, regulations, policies and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.8                                 Investment and Holding Company Status.  No Credit Party nor any of their respective Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended or (c) a “bank holding company” as defined in, or subject to regulation under, the Bank Holding Company Act of 1956, as amended.

4.9                                 Taxes.  Each of the Credit Parties and their respective Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Credit Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. No adjustment relating to any tax returns has been proposed formally or informally by any Governmental Authority and, to the knowledge of each Credit Party no basis exists for any such adjustment.  The charges, accruals, and reserves on the books of the Credit Parties in respect of taxes are, in the reasonable judgment of the Credit Parties, adequate.  No Credit Party has been audited, or has knowledge of any pending audit, by the Internal Revenue Service or any other taxing authority.  No Credit Party has executed or filed with the Internal Revenue Service or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any taxes.  None of the Credit Parties and their respective predecessors is liable for any taxes:  (i) under any agreement (including any tax sharing agreements) or (ii) to each Credit Party’s knowledge, as a transferee.  As of the Effective Date, no Credit Party has agreed, or been requested, to make any adjustment under Code Section 481(a), by reason of a change in accounting method or otherwise, which would have a Materially Adverse Effect.

4.10                           ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $100,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $100,000 the fair market value of the assets of all such underfunded Plans.  No Credit Party has a present intention to terminate any Plan.

4.11                           Disclosure.  As of the Effective Date to the Credit Parties have disclosed to each Lender, and the Administrative Agent, all agreements, instruments and corporate or other restrictions to which any Credit Party is subject, and all other matters known to any Credit Party, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  The senior management structure of the Borrower is as set forth on Schedule 4.11 annexed hereto.  The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Credit Parties to the Administrative Agent or any Lender in connection with the negotiation, preparation or delivery of this Agreement and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.  All written information furnished after the date hereof by the Credit Parties to the Administrative Agent and the Lenders in connection with this Agreement and the transactions contemplated hereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified.  There is no fact known to the Borrower that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Lenders for use in connection with the transactions contemplated hereby or thereby.

4.12                           Capitalization.  As of the Effective Date, the capital structure and ownership of the Borrower are correctly described in Schedule 4.12.  The authorized, issued and outstanding capital stock of the Borrower consists, on the Effective Date, of the common stock described on Schedule 4.12, all of which is duly and validly issued and outstanding, fully paid and nonassessable.  Except as set forth in Schedule 4.12  and with respect to the Phantom Stock

Agreements, as of the Effective Date, (x) there are no outstanding Equity Rights with respect to the Borrower and (y) there are no outstanding obligations of any Credit Party to repurchase, redeem, or otherwise acquire any shares of capital stock of any Credit Party nor are there any outstanding obligations of the any Credit Party to make payments to any Person, such as “phantom stock” payments, where the amount thereof is calculated with reference to the fair market value or equity value of the any Credit Party.

4.13                           Subsidiaries.

(a)                                  Set forth in Schedule 4.13 is a complete and correct list of all of the Subsidiaries of the Credit Parties as of the Effective Date together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary and (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests.  Except as disclosed in Schedule 4.13, (x) each Credit Party and its respective Subsidiaries owns, free and clear of Liens (other than Liens created pursuant to the Collateral Documents), and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Schedule 4.13, (y) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) there are no outstanding Equity Rights with respect to such Person.

(b)                                 Except as set forth in Schedule 4.13, as of the date of this Agreement, none of the Subsidiaries of the Borrower is subject to any indenture, agreement, instrument or other arrangement containing any provision of the type described in Section 7.8, other than any such provision the effect of which has been unconditionally, irrevocably and permanently waived.

4.14                           Material Indebtedness, Liens and Agreements.

(a)                                  Schedule 4.14 hereto is a complete and correct list, as of the date of this Agreement, of all Material Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, any Credit Party the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $1,000,000, and the aggregate principal or face amount outstanding or that may become outstanding with respect thereto is correctly described in Schedule 4.14.

(b)                                 Schedule 4.14 hereto is a complete and correct list, as of the date of this Agreement, of each Lien securing Indebtedness of any Person the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $100,000 and covering any property of the Credit Parties, and the aggregate Indebtedness secured (or which may be secured) by each such Lien and the Property covered by each such Lien is correctly described in Schedule 4.14.

(c)                                  Schedule 4.14 hereto is a complete and correct list, as of the date of this Agreement, of each contract and arrangement to which any Credit Party is a party for which breach, nonperformance, cancellation or failure to renew would have a Material Adverse Effect.

(d)                                 Schedule 4.14 hereto is a complete and correct list, as of the date of this Agreement, of each Phantom Stock Agreement and each other contract and arrangement between  any Credit Party and its senior managers.

True and complete copies of each agreement listed on the appropriate part of Schedule 4.14 have been delivered to the Administrative Agent, together with all amendments, waivers and other modifications thereto.  All such agreements are valid, subsisting, in full force and effect, are currently binding and will continue to be binding upon each Credit Party that is a party thereto and, to the best knowledge of the Credit Parties, binding upon the other parties thereto in accordance with their terms.  The Credit Parties are not in default under any such agreements.

4.15                           Holding Company Notes Indenture. The Holding Company Notes Indenture is in full force and effect, without amendment (other than the Supplemental Indentures described in the definition thereof).  All obligations of the Credit Parties hereunder and under the other Loan Documents and obligations of the Holding Company under the Holding Company Collateral Documents are permitted to be incurred under the Holding Company Notes Indenture.

4.16                           Compliance with Regulations T, U and X.  No Credit Party is engaged principally in or has as one of its important activities in the business of extending credit for the purpose of purchasing or carrying, and no Credit Party owns or presently intends to acquire, any “margin security” or “margin stock” as defined in Regulations T, U and X of the Board of Governors of the Federal Reserve System (herein called “margin stock”).  None of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any Funded Debt which was originally incurred to purchase or carry margin stock or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of said Regulations T, U and X.  None of any Credit Party or any bank acting on its behalf has taken or will take any action which might cause this Agreement or any other Loan Documents to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the SEA, in each case as now in effect or as the same may hereafter be in effect.  If so requested by the Administrative Agent, the Credit Parties will furnish the Administrative Agent with (i) a statement or statements in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U of said Board of Governors and (ii) other documents evidencing its compliance with the margin regulations, including an opinion of counsel in form and substance satisfactory to the Administrative Agent.  Neither the making of the Loans nor the use of proceeds thereof will violate, or be inconsistent with, the provisions of Regulation T, U or X of said Board of Governors.

4.17                           Burdensome Restrictions.  No Credit Party is a party to or otherwise bound by any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter, corporate or partnership restriction which would foreseeably have a Material Adverse Effect.

4.18                           Force Majeure.  Since the date of the most recent financial statements referred to in Section 4.4(a)(i) to the Effective Date, the business, properties and other assets of the Credit Parties have not been materially and adversely affected in any way as the result of any fire or other casualty, strike, lockout or other labor trouble, embargo, sabotage, confiscation, contamination, riot, civil disturbance, activity of armed forces or act of God.

4.19                           Labor and Employment Matters.

(a)          As of the date of this Agreement, except as set forth on Schedule 4.19, (A) no employee of any Credit Party is represented by a labor union, no labor union has been certified or recognized as a representative of any such employee; (B) there are no pending or, to the Borrower’s knowledge, threatened representation campaigns, elections or proceedings; (C) no Credit Party has any knowledge of any strikes, slowdowns or work stoppages of any kind, or threats thereof; and (D) no Credit Party has engaged in, admitted committing or been held to have committed any unfair labor practice, in each case except where such occurrence would not reasonably be expected to have a Material Adverse Effect.

(b)         As of the date of this Agreement, Schedule 4.19 sets forth all material employment contracts for members of senior management of the Credit Parties under which any Credit Party thereof has any obligations to provide compensation or remuneration of any kind (other than obligations to make current wage or salary payments that are terminable at will without notice).

(c)          Except as set forth on Schedule 4.19, each Credit Party has at all times complied in all material respects, and are in material compliance with, all applicable laws, rules and regulations respecting employment, wages, hours, compensation, benefits, and payment and withholding of taxes in connection with employment, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

(d)         Except as set forth on Schedule 4.19, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Credit Parties have at all times complied with, and are in compliance with, all applicable laws, rules and regulations respecting occupational health and safety, whether now existing or subsequently amended or enacted, including the Occupational Safety & Health Act of 1970, 29 U.S.C. Section 651 et seq. and the state analogies thereto, all as amended or superseded from time to time, and any common law doctrine relating to worker health and safety.

4.20                           Senior Indebtedness  The obligations of the Credit Parties hereunder and under the other Loan Documents constitute “Senior Indebtedness” and “Designated Senior Indebtedness” under and as defined in the Senior Subordinated Note Indenture.  The subordination provisions of the Senior Subordinated Note Indenture are enforceable by each Lender and each other holder of any obligations of the Credit Parties under the Loan Documents in accordance with their terms.

4.21                           Collateral Documents  (a) The Collateral Documents are or, in the case of each Collateral Document delivered pursuant to Sections 6.10 and 6.13, will, upon execution and delivery thereof, be effective to create in favor of the Administrative Agent for the benefit of the Secured Parties (or in favor of the relevant Secured Parties directly, as applicable), legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby and (i) when financing statements and other filings in appropriate form are filed in the offices specified on the perfection certificates of each Credit Party found in Schedule I to the Security Agreement and registration achieved (if applicable), (ii) when all appropriate filings, recordings, endorsements, notarizations, stamping, registrations and/or notifications are made as required under applicable Law and (iii) upon the taking of possession or control by the Administrative Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by the Security Agreement), the Liens created by the Collateral Documents shall constitute fully perfected Liens on, and security interests in (to the extent intended to be created thereby), all right, title and interest of the grantors in such Collateral, in each case subject to no Liens other than Liens permitted under Section 7.2 hereof.

(b) When the Trademark Security Agreement and Copyright Security Agreement is properly filed in the PTO and UCO, respectively, the Liens created by such Trademark and Copyright Security Agreements shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder (to the extent intended to be created thereby) in the trademarks and copyrights to the extent that a security interest can be created under Article 9 of the UCC and can be perfected by the filing of a financing statement in accordance therewith, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of rights of creditors generally and except to the extent that enforcement of rights and remedies set forth therein may be limited by equitable principles (regardless of whether enforcement is considered in a court of law or a proceeding in equity), in each case subject to no Liens other than Liens permitted hereunder (it being understood that subsequent recordings in the PTO and UCO may be necessary to perfect a Lien on trademarks and copyrights acquired by the grantors thereof.

4.22                           Insurance Policies.  Set forth in Schedule 4.22 is a complete and correct summary of all of the insurance policies for the Borrower.

4.23                           Solvency.  As of the Effective Date (after giving effect to the transactions contemplated by the Loan Documents and the Camping World Credit Agreement) (i) the property of each Credit Party, at a fair valuation on a going concern basis, will exceed its debt; (ii) the capital of each Credit Party will not be unreasonably small to conduct its business; and (iii) no Credit Party will have incurred debts, or have intended to incur debts, beyond its ability to pay such debts as they mature.  For purposes of this Section 4.23, “debt” shall mean any liability on a claim, and “claim” shall mean (A) the right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, undisputed, legal, equitable, secured or unsecured, or (B) the right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, undisputed, secured or unsecured.

4.24                           Broker’s or Finder’s Commissions.  No broker’s or finder’s fee or commission will be payable with respect to the execution and delivery of this Agreement and the other Loan Documents, and no other similar fees or commissions will be payable by the Credit Parties for any other services rendered to the Credit Parties ancillary to the credit transactions contemplated herein.

4.25                           OSHA.  All of the Credit Parties operations are conducted in compliance, in all material respects, with all applicable rules and regulations promulgated by the Occupational Safety and Health Administration of the United States Department of Labor.

4.26                           Anti-Terrorism Laws.

(i)                                     Anti-Terrorism Laws.  No Credit Party nor any Affiliate of any Borrower Party is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(ii)                                  Executive Order No. 13224.  No Borrower Party nor any Affiliate of any Borrower Party is any of the following (each a “Blocked Person”):

(A)      a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(B)        a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(C)        a Person or entity with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(D)       a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;

(E)         a Person or entity that is named as a “specially designated national” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list; or

(F)         a Person or entity who is affiliated with a Person or entity listed above.

No Credit Party nor any Affiliate of any Credit Party (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (y) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

(iii)                               OFAC.  No Credit Party nor any Affiliate of any Credit Party is in violation of any rules or regulations promulgated by OFAC or of any economic or trade sanctions or engages in administered and enforced by OFAC or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any rules or regulations promulgated by OFAC.

ARTICLE V

Conditions

5.1                                 Effective Date.  The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with the Intercreditor Agreement):

(a)                                  Counterparts of Agreement.  The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent and the Lenders (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)                                 Notes.  Each Lender so requesting shall have received a duly completed and executed promissory note for such Lender.

(c)                                  Corporate Structure.  The corporate organizational structure, capital structure and ownership of the Credit Parties, shall be as set forth on Schedules 4.12 and 4.13 annexed hereto.

(d)                                 Corporate Matters.  The Administrative Agent shall have received such documents and certificates as the Lenders or their counsel may reasonably request relating to the organization, existence and good standing of each Credit Party, the authorization of the Transactions and any other legal matters relating to the Credit Parties, this Agreement, the other Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Lenders and their counsel.

(e)                                  Security Interests in Personal and Mixed Property.  To the extent not otherwise satisfied pursuant to Section 5.1(f), the Administrative Agent shall have received evidence satisfactory to it and the Lenders that the Credit Parties shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings (other than the filing or recording of items described in clauses (iii), (iv) and (v) below) that may be necessary or, in the opinion of the Administrative Agent and the Lenders, desirable in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a valid and (upon such filing and recording) perfected First Priority security interest in the entire personal and mixed property Collateral. Such actions shall include, without limitation, the following:

(i)                                     Collateral Documents.  Delivery to the Administrative Agent of all the Collateral Documents, duly executed by the applicable Credit Party (or, in the case of the Holding Company Collateral Documents, the Holding Company), together with accurate and complete schedules to all such Collateral Documents;

(ii)                                  Stock Certificates and Instruments.  To the extent not previously delivered to the Administrative Agent in connection with the Existing Credit Agreement, delivery to the Administrative Agent of (A) certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to the Administrative Agent and the Lenders) representing all capital stock pledged pursuant to the Pledge Agreement (or, in the case of the Holding Company, the Holding Company Collateral Documents) and (B) all promissory notes or other instruments (duly endorsed, where appropriate, in a manner satisfactory to the Administrative Agent and the Lenders) evidencing any Collateral;

(iii)                               Lien Searches and UCC Termination Statements.  Delivery to the Administrative Agent of (A) the results of a recent search, by a Person satisfactory to the Lenders, of all effective UCC financing statements and fixture filings and all judgment and tax lien filings which may have been made with respect to any personal or mixed property of any Credit Party, together with copies of all such filings disclosed by such search, and (B) UCC termination statements duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement);

(iv)                              UCC Financing Statements and Fixture Filings.  Delivery to the Administrative Agent of UCC financing statements (or, where applicable, amendments to existing UCC financing statements filed against the Credit Parties in favor of the Administrative Agent) and, where appropriate, fixture filings (or, where applicable, amendments to existing fixture filings filed against the Credit Parties in favor of the Administrative Agent), with respect to all personal and mixed property Collateral of such Credit Party, for filing in all jurisdictions as may be necessary or, in the opinion of the Administrative Agent and the Lenders, desirable to perfect the security interests created in such Collateral pursuant to the Collateral Documents (or maintain the continued perfection of the security interest in such Collateral granted to the Administrative Agent in connection with the Existing Credit Agreement);

(v)                                 PTO and UCO Cover Sheets, Etc.  Delivery to the Administrative Agent of all cover sheets or other documents or instruments required to be filed with the PTO and UCO in order to create or perfect Liens in respect of any new IP Collateral;

(vi)                              Perfection Certificates.  Delivery to the Administrative Agent by each Credit Party of a perfection certificate dated the Effective Date substantially in the form of Schedule I to the form of Security Agreement annexed hereto duly executed by a Financial Officer of the Borrower;

(vii)                           Opinions of Local Counsel.  Delivery to the Administrative Agent of an opinion of counsel (which counsel shall be reasonably satisfactory to the Administrative Agent and the Lenders) under the laws of each jurisdiction in which any Credit Party is organized or any property or mixed property Collateral is located with respect to the creation and perfection (or if applicable, the continuation of the attachment and perfection) of the security interests in favor of the Administrative

Agent in such Collateral and such other matters governed by the laws of such jurisdiction regarding such security interests as the Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Administrative Agent and the Lenders; and

(viii)                        New York Life Facility.  Delivery to the Administrative Agent and the Lenders of evidence satisfactory to it and the Required Lenders that (x) any Liens granted pursuant to the New York Life Facility shall have been released and terminated.

(f)                                    Effective Date Mortgages; Effective Date Mortgage Policies; Etc.  The Administrative Agent shall have received from each Credit Party:

(i)                                     Effective Date Mortgages.  Fully executed and notarized Mortgages or, if applicable, amendments to existing mortgages (each a “Effective Date Mortgage” and, collectively, the “Effective Date Mortgages”), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Real Property Asset listed in Schedule 4.5 (and so identified thereon) annexed hereto (each a “Effective Date Mortgaged Property” and, collectively, the “Effective Date Mortgaged Properties”);

(ii)                                  Recorded Leasehold Interests.  In the case of each Real Property Asset listed in clause (ii) of Schedule 4.5 annexed hereto, copies of all leases between any Credit Party and any landlord or tenant;

(iii)                               Landlord Consents and Estoppels.  In the case of each Real Property Asset listed in clause (ii) of Schedule 4.5, a Landlord Consent and Estoppel with respect thereto and where required by the terms of any lease, the consent of the mortgagee, ground lessor or other party;

(iv)                              Matters Relating to Flood Hazard Properties.  (A) Evidence reasonably acceptable to the Administrative Agent and the Lenders as to whether any Effective Date Mortgaged Property is a Flood Hazard Property and (B) if there are any such Flood Hazard Properties, evidence that the applicable Credit Party has obtained flood insurance with respect to each Flood Hazard Property in amounts approved by the Administrative Agent and the Lenders, or evidence acceptable to the Administrative Agent and the Lenders that such insurance is not available;

(v)                                 Environmental Indemnity.  A hazardous materials indemnity agreement, substantially in the form of Exhibit E annexed hereto, with respect to the indemnification of the Administrative Agent and the Lenders for any liabilities that may be imposed on or incurred by any of them as a result of any Hazardous Materials;

(vi)                              Title Insurance.  (A) ALTA mortgagee title insurance policies or unconditional commitments therefor and title updates and endorsements (the “Effective Date Mortgage Policies”) issued by the Title Company with respect to the Effective Date Mortgaged Properties listed (and marked with an asterisk) in

Schedule 4.5 annexed hereto, in amounts not less than the respective amounts designated therein with respect to any particular Effective Date Mortgaged Properties, insuring fee simple title to, or a valid leasehold interest in, each such Effective Date Mortgaged Property vested in such Credit Party and assuring the Administrative Agent that the applicable Effective Date Mortgages create valid and enforceable First Priority mortgage Liens on the respective Effective Date Mortgaged Properties encumbered thereby, subject only to a standard exceptions as may be reasonably acceptable by the Administrative Agent and the Lenders, which Effective Date Mortgage Policies (I) shall include all endorsements for matters reasonably requested by the Administrative Agent and (II) shall provide for affirmative insurance and such reinsurance as the Administrative Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and the Lenders; and (B) evidence satisfactory to the Administrative Agent and the Lenders that such Credit Party has (I) delivered to the Title Company all certificates and affidavits required by the Title Company in connection with the issuance of the Effective Date Mortgage Policies and (II) paid to the Title Company or to the appropriate Governmental Authorities all expenses and premiums of the Title Company in connection with the issuance of the Effective Date Mortgage Policies and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Effective Date Mortgages in the appropriate real estate records;

(vii)                           Title Reports.  With respect to each Effective Date Mortgaged Property listed (and marked with an asterisk) in Schedule 4.5 annexed hereto, a title report issued by the Title Company with respect thereto, dated not more than 30 days prior to the Effective Date and satisfactory in form and substance to the Administrative Agent and the Lenders;

(viii)                        Copies of Documents Relating to Title Exceptions.  Copies of all recorded documents listed as exceptions to title or otherwise referred to in the Effective Date Mortgage Policies or in the title reports delivered pursuant to Section 5.1(f)(vii); and

(ix)                                Opinions of Local Counsel.  An opinion of counsel (which counsel shall be reasonably satisfactory to the Administrative Agent and the Lenders) in each state in which a Effective Date Mortgaged Property is located with respect to the enforceability of the form(s) of Effective Date Mortgages to be recorded in such state and such other matters as the Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.

(g)                                 Environmental Reports and Certificates.  The Administrative Agent shall have received reports or, if applicable, updates of reports and other information, in form, scope and substance satisfactory to the Lenders, regarding environmental matters relating to the Facilities, which reports shall include a Phase I environmental assessment for each of the Facilities listed in clause (i) of Schedule 4.5 (and so identified thereon) annexed hereto which conforms to the ASTM Standard Practice for Environmental Site Assessments:  Phase I

Environmental Site Assessment Process E 1527-94 and a transaction screen for each of the Facilities listed in clause (ii) of Schedule 4.5 (and so identified thereon) annexed hereto which conforms to the ASTM Standard Practice for Environmental Site Assessments:  Transaction Screen Process E 1528-96.  Such reports shall be conducted by one or more environmental consulting firms reasonably satisfactory to the Lenders.  With respect to the Facilities located in multi-tenant office buildings for which no such reports shall be provided, the Credit Parties will provide a certificate, satisfactory in form and substance to the Lenders, certifying that there has been no release of hazardous substances at such Facilities and that the Credit Parties have complied with Environmental Laws in connection with such Facilities.

(h)                                 Evidence of Insurance.  The Administrative Agent shall have received a certificate from the Credit Parties’ insurance broker or other evidence satisfactory to it and the Lenders that all insurance required to be maintained pursuant to Section 6.5 is in full force and effect and that the Administrative Agent on behalf of the Lenders has been named as additional insured and loss payee thereunder to the extent required under Section 6.5.

(i)                                     Management; Employment Contracts.  The senior management structure of the Borrower and its Subsidiaries shall be as set forth on Schedule 4.11, and the Administrative Agent shall have received copies of, and the Lenders shall be satisfied with the form and substance of (i) any and all employment contracts with and senior management of the Borrower and its Subsidiaries, (ii) any and all shareholders agreement among any of the shareholders of the Borrower and its Subsidiaries, and (iii) any stock option plans, phantom stock incentive programs and similar arrangements provided by the Borrower and its Subsidiaries to any Person.

(j)                                     [Reserved]

(k)                                  Intercreditor Agreement.  The Administrative Agent shall have received from each party to the Intercreditor Agreement either (i) a counterpart of the Intercreditor Agreement signed on behalf of such party, or (ii) evidence satisfactory to the Administrative Agent and the Lenders (which may include telecopy transmission of a signed signature page of the Intercreditor Agreement) that such party has signed a counterpart of the Intercreditor Agreement.

(l)                                     Necessary Governmental Authorizations and Consents.  The Borrower shall have obtained all permits, licenses, authorizations or consents from all Governmental Authorities and all consents of other Persons with respect to the Loan Documents, and Material Indebtedness, Liens and agreements listed on Schedule 4.14 (and so identified thereon) annexed hereto, in each case that are necessary or advisable in connection with the transactions contemplated by this Agreement, and the continued operation of the business conducted by the Borrower and its Subsidiaries, and each of the foregoing shall be in full force and effect, in each case other than those the failure to obtain or maintain which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  No action, request for stay, petition for review or rehearing, reconsideration or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Governmental Authority to take action to set aside its consent on its own motion shall have expired.

(m)                               Compliance Certificate; Consolidated Total Leverage Ratio.  The Administrative Agent shall have received a Compliance Certificate of a Financial Officer of the Borrower, in form and detail satisfactory to the Lenders, certifying (i) as to the Credit Parties’ Effective Date compliance with the financial covenants set forth in Section 7.9, (ii) that the Consolidated Total Leverage Ratio does not exceed 7.90 to 1, (iii) that the Consolidated Operating Company Leverage Ratio does not exceed 6.0 to 1 and (iv) that the Consolidated Senior Leverage Ratio does not exceed 3.25 to 1.

(n)                                 [Reserved]

(o)                                 Solvency Assurances.  The Administrative Agent shall have received a certificate from a Financial Officer of the Borrower to the effect that, as of the Effective Date and after giving effect to the initial Loans hereunder and to the other Transactions:

(i)                                     the aggregate value of all properties of the Credit Parties at their present fair saleable value (i.e., the amount that may be realized within a reasonable time, considered to be six months to one year, either through collection or sale at the regular market value, conceiving the latter as the amount that could be obtained for the property in question within such period by a capable and diligent businessman from an interested buyer who is willing to purchase under ordinary selling conditions), exceed the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of the Credit Parties,

(ii)                                  the Credit Parties will not, on a consolidated basis, have an unreasonably small capital with which to conduct their business operations as heretofore conducted and

(iii)                               the Credit Parties will have, on a consolidated basis, sufficient cash flow to enable them to pay their debts as they mature.

Such certificate shall include a statement to the effect that the financial projections and underlying assumptions contained in such analysis are, fair and reasonable and accurately computed.

(p)                                 Financial Officer Certificate.  The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 5.3.

(q)                                 Certificate on Holding Company Notes Indenture.  The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, certifying that the obligations of the Credit Parties with respect to the Loans are permitted to be incurred and secured by the assets of the Credit Parties as “Permitted Indebtedness” under the Holding Company Notes Indenture and the Senior Subordinated Note Indenture, and that the obligations of the Credit Parties with respect to the Loans are permitted to be incurred and secured by the assets of the Credit Parties as “Refinancing Indebtedness” under the Holding Company Notes Indenture and the Senior

Subordinated Note Indenture and demonstrating in reasonable detail the basis for such certification.

(r)                                    No Material Adverse Effect.  There shall have occurred no Material Adverse Effect (in the reasonable opinion of the Administrative Agent) since December 31, 2009 with respect to the Credit Parties.

(s)                                  Opinion of Counsel to Credit Parties.  The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Kaplan, Strangis and Kaplan, P.A., counsel to the Credit Parties, substantially in the form of Exhibit H annexed hereto and covering such matters relating to the Credit Parties, this Agreement, the other Loan Documents or the Transactions as the Required Lenders shall request (and each Credit Party hereby requests such counsel to deliver such opinion).

(t)                                    Affiliate Subordination Agreement.  Each of the parties to the Affiliate Subordination Agreement shall have executed and delivered to the Administrative Agent, its counterpart of the Affiliate Subordination Agreement.

(u)                                 Fees and Expenses.  The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(v)                                 Other Documents.  The Administrative Agent shall have received such other documents as the Administrative Agent or any Lender or its counsel shall have reasonably requested.

(w)                               Adams Transactions.  The Administrative Agent shall have received written evidence satisfactory to the Lenders in their sole discretion, that, prior to or concurrently with the Effective Date:

(i)                                     [Reserved];

(ii)                                  $25.4 million of Holding Company Notes held by an affiliate of Stephen Adams shall have been irrevocably cancelled or otherwise caused to be null and void, in each case, in a manner consistent with the “AHYDO” provisions of the Code; and

(iii)                               All “Credit Support” claims previously asserted by Stephen Adams against any of the Credit Parties and permitted under the Existing Credit Agreement, shall have been subordinated to the payment in full of the Loans and to the outstanding Holding Company Notes.

(x)                                   Agent Appointment Agreement.  The Administrative Agent shall have received a duly executed copy of the Agent Appointment Agreement signed by the applicable Credit Parties and the administrative agent under the Existing Credit Agreement (the “Existing Administrative Agent”), on terms satisfactory to the Administrative Agent and the Lenders in their sole discretion, along with any other documents, certificates, and consents that the Administrative Agent and the Lenders may find necessary or desirable to effect the transfer of all rights and obligations of the Existing Administrative Agent under the Loan Documents, including without limitation the Collateral Documents.

(y)                                 Debt Purchase Documentation.  The Existing Administrative Agent shall have received duly executed copies of each Assignment and Acceptance and any other related documents or certificates, in each case acceptable to the Lenders in their sole discretion, necessary or desirable to effect the purchase by the Lenders hereunder of all obligations outstanding under the Existing Credit Agreement from the lenders thereunder.

(z)                                   Camping World, Inc. Agreement.  Camping World, Inc. and FreedomRoads shall have entered into an agreement whereby FreedomRoads has agreed to provide to Camping World, Inc. the audited and unaudited monthly financial statements of FreedomRoads.

(aa)                            Solvency Opinion.  The Existing Administrative Agent shall have received a true and correct copy of a solvency opinion with respect to the Borrower including its consolidated subsidiaries, from Houlihan Smith & Co. having customary terms, conditions, assumptions and limitations, in each case, acceptable to the Administrative Agent and the Lenders.

(bb)                          Camping World Intercreditor Agreement.  The Administrative Agent and Lenders shall have received an executed copy of the Camping World Intercreditor Agreement, which shall be in form and substance satisfactory to Administrative Agent and Lenders in their sole discretion.

(cc)                            Camping World Credit Facility.  The Administrative Agent shall have received copies of any and all agreements, certificates and documents entered into between SunTrust Bank and any Credit Party in connection with the Camping World Credit Facility, which shall be in form and substance satisfactory to the Lenders in their sole discretion.

(dd)                          Elimination of Revolving Loans.  The Administrative Agent and Lenders shall have received evidence, in the form of a payoff letter or otherwise and in substance satisfactory to the Lenders in their sole discretion, that the Lenders shall have no obligations with respect to revolving loans.

(ee)                            Liquidity.  The Credit Parties shall have cash liquidity of no less than $5 million and Availability (as that term is defined in the Camping World Credit Facility) of no less than $2 million.

The Administrative Agent, acting upon the confirmation of the Lenders, shall notify the Borrower of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.2) at or prior to 1:00 p.m., eastern standard time, on March 1, 2010 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

5.2                                 [Reserved].

5.3                                 Extension of Credit.  The obligation of each Lender to make a Loan on the Effective Date is subject to the satisfaction of the following conditions:

(a)                                  Representations and Warranties.  The representations and warranties of each Credit Party set forth in this Agreement and the other Loan Documents shall be true and correct on and as of the Effective Date, both before and after giving effect thereto and to the use of the proceeds thereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, such representation or warranty shall be true and correct as of such specific date).

(b)                                 No Defaults.  At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

ARTICLE VI

Affirmative Covenants

Until all of the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, each of the Credit Parties covenants and agrees with the Lenders that:

6.1                                 Financial Statements and Other Information.  The Credit Parties will furnish to the Administrative Agent and each Lender:

(a)                                  as soon as available, but in any event no later than the earlier of (x) 90 days after the end of each fiscal year of the Credit Parties and (y) earlier of the date the Holding Company’s or the Borrower’s financial statements of the type referred to in clause (i) below are required to be filed with the Securities and Exchange Commission:

(i)                                     consolidated and consolidating statements of income, retained earnings and cash flows of the Credit Parties for such fiscal year and the related consolidated and consolidating balance sheets of the Credit Parties as at the end of such fiscal year, setting forth in each case in comparative form the corresponding consolidated and consolidating figures for the preceding fiscal year,

(ii)                                  an opinion of independent certified public accountants of recognized national standing (without a “going concern” or like qualification or exception, except as permitted pursuant to Schedule 6.1, and without any qualification or exception as to the scope of such audit) stating that said consolidated financial statements referred to in the preceding clause (i) fairly present the consolidated financial condition and results of operations of the Credit Parties as at the end of, and for, such fiscal year in accordance with GAAP, and a statement of such accountants to the effect that, in making the examination necessary for their opinion, nothing came to their attention that caused them to believe that the Borrower was not in compliance with Section 7.9, insofar as such Section relates to accounting matters,

(iii)                               a certificate of a Financial Officer of the Borrower stating that said consolidating financial statements referred to in the preceding clause (i) fairly present the respective individual unconsolidated financial condition and results of operations of the Credit Parties, in each case in accordance GAAP consistently applied, as at the end of, and for, such fiscal year, and

(iv)                              to the extent that the Borrower is at such time subject to an obligation to file with the Securities and Exchange Commission the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the applicable rules under the Exchange Act and otherwise in accordance with the requirements of the Sarbanes-Oxley Act and the Exchange Act, certifications of each of the chief executive officer and chief financial officer of the Borrower substantially similar in form and substance to such required certifications, including a certification that (A) said consolidated financial statements referred to in the preceding clause (i) do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading, and (B) such consolidated financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Credit Parties on a consolidated basis as of and for the periods presented in accordance with GAAP consistently applied;

(b)                                 as soon as available but in any event no later than the earlier of (x) 45 days after the end of each of the first three fiscal quarters of the Credit Parties and (y) the date the Holding Company’s or the Borrower’s financial statements of the type referred to in clause (i) below are required to be filed with the Securities and Exchange Commission:

(i)                                     consolidated and consolidating statements of income, retained earnings and cash flows of the Credit Parties for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated and consolidating balance sheets of the Credit Parties as at the end of such period, setting forth in each case in comparative form the corresponding consolidated and consolidating figures for the corresponding period in Credit Parties’ strategic plan for such period and for the corresponding period in the preceding fiscal year (except that, in the case of balance sheets, such comparison shall be to the last day of the prior fiscal year),

(ii)                                  a certificate of a Financial Officer of the Borrower, which certificate shall state that said consolidated financial statements referred to in the preceding clause (i) fairly present the consolidated financial condition and results of operations of the Credit Parties and that said consolidating financial statements referred to in the preceding clause (i) fairly present the respective individual unconsolidated financial condition and results of operations of the Credit Parties, in each case in accordance with generally accepted accounting principles, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments and the omission of footnotes), and

(iii)                               to the extent that the Borrower is at such time subject to an obligation to file with the Securities and Exchange Commission the certifications required pursuant to the Sarbanes-Oxley Act and the applicable rules under the Exchange Act and otherwise in accordance with the requirements of the Sarbanes-Oxley Act and the Exchange Act, certifications of each of the chief executive officer and chief financial officer of the Borrower substantially similar in form and substance to such required certifications, including a certification that (A) said consolidated financial statements referred to in the preceding clause (i) do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading, and (B) such financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries on a consolidated basis as of and for the periods presented in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)                                  as soon as available and in any event within 20 days after the end of each month, internally prepared financial statements consisting of consolidated and consolidating statements of income, and cash flows of the Credit Parties for such month and for the period from the beginning of the current fiscal year to the end of such month, and the related consolidated and consolidating balance sheets of the Credit Parties as at the end of such month setting forth in each case in comparative form the corresponding consolidated and consolidating figures for the corresponding period in Credit Parties’ strategic plan for such period;

(d)                                 concurrently with any delivery of financial statements under clauses (a) and (b) above, a Compliance Certificate;

(e)                                  [Reserved];

(f)                                    concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(g)                                 as soon as available and in any event within 30 days after the beginning of the fiscal year of the Borrower, consolidated and consolidating statements of forecasted income for the Credit Parties for each fiscal month in such fiscal year and a forecasted consolidated and consolidating balance sheets of the Credit Parties, together with supporting assumptions which were reasonable when made, as at the end of each fiscal month, all prepared in good faith in reasonable detail and consistent with the Borrower’s and the Borrower’s past practices in preparing projections and otherwise reasonably satisfactory in scope to the Administrative Agent;

(h)                                 promptly after the same become publicly available, copies of all registration statements, regular periodic and other reports and statements filed by the Holding Company or any Credit Party with the Securities and Exchange Commission or any

Governmental Authority succeeding to any or all of the functions of said Commission or with any national securities exchange or market quotation system and copies of all press releases by the Holding Company or any Credit Party;

(i)                                     promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy or information statements so mailed;

(j)                                     promptly upon the Administrative Agent’s request, for each publication for which audits are regularly prepared by any Credit Party (i) audits of the magazine subscriptions for each of the publications of the Credit Parties as of December 31 and June 30 each year performed by either Audit Bureau of Circulations or Business Publications Audit of Circulation, Inc. and (ii) audits of the membership subscriptions for the Credit Parties as of December 31 and June 30 each year;

(k)                                  promptly upon the Administrative Agent’s request, the Borrower shall deliver to the Administrative Agent tapes, disks or other storage media containing the then-current subscription and membership lists and other data bases maintained by each of the Credit Parties, together with the technical specifications for how to read such information, all in form reasonably satisfactory to the Administrative Agent which may include the requirement that the Borrower request that each of its and its Subsidiaries’ fulfillment houses furnish such information regarding the Credit Parties’ subscription lists as are maintained by such fulfillment houses; provided, however, that the Administrative Agent shall not divulge such information to any Person prior to the occurrence of an Event of Default; provided, further however, that after the occurrence and during the continuation of an Event of Default, the Administrative Agent may use that information for any lawful purpose (including a sale of one or more data bases), provided that the Administrative Agent acts in a commercially reasonable fashion in making such use, but the Administrative Agent shall have no obligation to make any such use of such information unless directed to do so by the Required Lenders;

(l)                                     promptly after delivery of the same to the Paying Agent, copies of all notices of redemption, payment instructions, officer’s certificates, and other similar documents delivered to the Paying Agent under the Holding Company Notes Indenture in connection with any redemption of Holding Company Notes; and

(m)                               promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Credit Party, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

6.2                                 Notices of Material Events.  The Credit Parties will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)                                  the occurrence of any Default;

(b)                                 the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Credit Party or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)                                  the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Credit Parties in an aggregate amount exceeding $100,000; and

(d)                                 the occurrence of any event of default or termination under any Sale-Leaseback Agreement between a Credit Party and AGRP Holding Corp. or any of its Subsidiaries;

(e)                                  the occurrence of any event of default or termination under any instrument, agreement or mortgage between AGRP Holding Corp. or any of its Subsidiaries and CIBC Inc. in connection with any loan secured by a mortgage on property leased or used by any Credit Party; and

(f)                                    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

(g)                                 the occurrence of any default under the Holding Company Notes Indenture or the Senior Subordinated Notes Indenture or the receipt of any notice delivered by the trustee pursuant to the Holding Company Notes Indenture or the Senior Subordinated Notes Indenture (and a copy of such notice shall be delivered to the Administrative Agent).

Each notice delivered under this Section 6.2 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

6.3                                 Existence; Conduct of Business.  The Credit Parties will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business. No Credit Party shall change its corporate, partnership or limited liability company form or jurisdiction of organization without the written consent of the Required Lenders or the Administrative Agent on their behalf, which consent shall not be unreasonably withheld; provided that such consent shall be predicated upon such amendments to the Loan Documents as shall be necessary to reflect such change.  The foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or any discontinuance or sale of such business permitted under Section 7.4.

6.4                                 Payment of Obligations.  Each of the Credit Parties will pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Credit Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

6.5                                 Maintenance of Properties; Insurance.  The Credit Parties will (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain insurance, with financially sound and reputable insurance companies, as may be required by law and such other insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, including media perils insurance.  Without limiting the generality of the foregoing, the Credit Parties will (i) maintain or cause to be maintained flood insurance with respect to each Flood Hazard Property in amounts approved by the Administrative Agent, or provide evidence acceptable to the Administrative Agent that such insurance is not available, (ii) maintain or cause to be maintained replacement value casualty insurance on the Collateral and media perils insurance under such policies of insurance, in each case with such insurance companies, in such amounts, with such deductibles, and covering such terms and risks as are at all times satisfactory to the Administrative Agent in its commercially reasonable judgment.  Each such policy of insurance shall (x) name the Administrative Agent for the benefit of the Lenders as an additional insured thereunder as its interests may appear and (y) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to the Administrative Agent that names the Administrative Agent for the benefit of the Lenders as the loss payee thereunder for any covered loss in an amount not less than $1,000,000 per occurrence, with “umbrella” coverage in an aggregate amount not less than $25,000,000 and provides for at least 30 days prior written notice to the Administrative Agent of any modifications or cancellation of such policy.

6.6                                 Books and Records; Inspection Rights.  The Credit Parties will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Credit Parties will permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.  The Borrower, in consultation with the Administrative Agent, will arrange for a meeting to be held at least once every year with the Lenders hereunder at which the business and operations of the Credit Parties are discussed.

6.7         Fiscal Year.  To enable the ready and consistent determination of compliance with the covenants set forth in Section 7 hereof, the Credit Parties (other than Camping World) will not change the last day of their fiscal year from December 31 of each year, or the last day of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30, respectively, except that Camping World may have a fiscal year which ends on the Sunday closest to December 31 of each calendar year and such fiscal year shall consist of four thirteen-week fiscal quarters.

6.8                                 Compliance with Laws.  The Credit Parties will comply with (i) all laws, rules, regulations and orders including, without limitation, Environmental Laws, of any Governmental Authority and (ii) all contractual obligations, in each case applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

6.9                                 Use of Proceeds.  The proceeds of the Loans will be used only for (i) the refinancing of Indebtedness outstanding under the Existing Credit Agreement, and (ii) to pay any fees and expenses incurred in connection with the foregoing transactions and for general corporate purposes not in contravention of this Agreement.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

6.10                           Certain Obligations Respecting Subsidiaries and Collateral Security.

(a)                                  Additional Subsidiaries.  In the event that any Credit Party shall form or acquire any new Subsidiary after the date hereof, such Credit Party  will, and will cause each of its Subsidiaries to, cause such new Subsidiary within five Business Days of such formation or acquisition:

(i)                                     to execute and deliver to the Administrative Agent the following documents:  (1) a counterpart to this Agreement (and thereby to become a party to this Agreement, as a “Guarantor” hereunder), (2) a counterpart to the Pledge Agreement, (3) a counterpart to the Security Agreement, (4) a counterpart to the Trademark Security Agreement, (5) a counterpart to the Copyright Security Agreement and (6) Mortgages and such other instruments documents and agreements as may be required by the Administrative Agent; and

(ii)                                  to take such action (including delivering such shares of stock and such UCC financing statements) as shall be necessary to create and perfect valid and enforceable first priority Liens consistent with the provisions of the applicable Collateral Documents but with respect to the Camping World Entities subject to the Liens securing the Camping World Credit Facility; and

(iii)                               to deliver such proof of corporate action, incumbency of officers and other documents as is consistent with those delivered by each Subsidiary pursuant to Section 5.1 upon the Effective Date or as the Administrative Agent shall have reasonably requested.

(b)                                 Ownership of Subsidiaries.  No Credit Party shall sell, transfer or otherwise dispose of any shares of stock in any Subsidiary owned by it, nor permit any Subsidiary to issue any shares of stock of any class whatsoever to any Person other than to a Credit Party.  The Credit Parties will take such action from time to time as shall be necessary to ensure that the percentage of the equity capital of any class or character owned by it in any Subsidiary on the Effective Date (or, in the case of any newly formed or newly acquired Subsidiary, on the date of formation or acquisition) is not at any time decreased, other than by reason of transfers to another Credit Party.  In the event that any additional shares of stock shall be issued by any Credit Party, the respective holder of such shares of stock shall forthwith deliver to the Administrative Agent pursuant to the Pledge Agreement the certificates evidencing such shares of stock, accompanied by undated stock powers executed in blank and to take such other action as the Administrative Agent shall request to perfect the security interest created therein pursuant to the Pledge Agreement.

6.11                           ERISA.  The Credit Parties will maintain, each Plan in compliance with all material applicable requirements of ERISA and of the Code and with all applicable rulings and regulations issued under the provisions of ERISA and of the Code and will not and not permit any of the ERISA Affiliates to (a) engage in any transaction in connection with which the Borrower or any of the ERISA Affiliates would be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in either case in an amount exceeding $50,000, (b) fail to make full payment when due of all amounts which, under the provisions of any Plan, the Borrower or any ERISA Affiliate is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency (as such term is defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect to any Plan in an aggregate amount exceeding $50,000 or (c) fail to make any payments in an aggregate amount exceeding $50,000 to any Multiemployer Plan that the Borrower or any of the ERISA Affiliates may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto.

6.12                           Environmental Matters; Reporting.  The Credit Parties will observe and comply with, all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent non-compliance could result in a material liability or otherwise have a material adverse effect on the Borrower and the Subsidiaries taken as a whole.  The Borrower will give the Administrative Agent prompt written notice of any violation as to any environmental matter by any Credit Party and of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters (a) in which an adverse effect on any operating permits, air emission permits, water discharge permits, hazardous waste permits or other permits held by any Credit Party which are material to the operations of such Credit Party, or (b) which will or threatens to impose a material liability on such Credit Party to any Person or which will require a material expenditure by such Credit Party to cure any alleged problem or violation.

6.13                           Conforming Leasehold Interests; Matters Relating to Additional Real Property Collateral.

(a)                                  If any Credit Party acquires any Material Leasehold Property, the Borrower shall, or shall cause such Subsidiary to, use its best efforts to cause such Leasehold Property to be a Conforming Leasehold Interest.

(b)                                 From and after the Effective Date, in the event that (i) any Credit Party acquires any fee interest in real property having a fair market value in excess of $1,000,000 or any Material Leasehold Property, or the Administrative Agent determines in its sole discretion to place a Mortgage on any Real Property Asset having a fair market value in excess of $1,000,000 owned on the Effective Date by any Credit Party if a Mortgage was not placed on any such Real Property Asset as of the Effective Date, or (ii) at the time any Person becomes a Subsidiary, such Person owns or holds any fee interest in real property or any Material Leasehold Property, in either case excluding any such Real Property Asset the encumbering of which requires the consent of any applicable lessor or (in the case of clause (ii) above) any then-existing senior lienholder, where the Credit Parties are unable to obtain such lessor’s or senior lienholder’s consent (any such non-excluded Real Property Asset described in the foregoing clause (i) or (ii) being a “Additional Mortgaged Property”), such Credit Party shall deliver to the Administrative Agent, as soon as practicable after such Person acquires such Additional Mortgaged Property, the following:

(i)                                     Additional Mortgages.  A fully executed and notarized Mortgage (an “Additional Mortgage”), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the interest of such Credit Party in such Additional Mortgaged Property;

(ii)                                  Surveys.  With respect to each Additional Mortgaged Property, copies of all existing surveys, surveyors certificates and such additional surveys or surveyor certificates as the Administrative Agent may reasonably require;

(iii)                               Recorded Leasehold Interests.  In the case of any Additional Mortgaged Property consisting of a Leasehold Property, copies of all leases between any Credit Party and any landlord or tenant;

(iv)                              Landlord Consents and Estoppels.  In the case of any Additional Mortgaged Property consisting of a Leasehold Property, (a) a Landlord Consent and Estoppel with respect thereto and where required by the terms of any lease, the consent of the mortgagee, ground lessor or other party and (b) evidence that such Leasehold Property is a Recorded Leasehold Interest;

(v)                                 Matters Relating to Flood Hazard Properties.  (A) Evidence as to whether any Additional Mortgaged Property is a Flood Hazard Property and (B) if such Additional Mortgaged Property is a Flood Hazard Property, evidence that the applicable Credit Party has obtained flood insurance with respect to each Flood Hazard Property in amounts approved by the Administrative Agent, or evidence acceptable to the Administrative Agent that such insurance is not available;

(vi)                              Title Insurance.  (A) If required by the Administrative Agent, ALTA mortgagee title insurance policies or unconditional commitments therefor (the “Additional Mortgage Policies”) issued by the Title Company with respect to the Additional Mortgaged Property, in an amount satisfactory to the Administrative Agent, insuring fee simple title to, or a valid leasehold interest in, each such Additional Mortgaged Property vested in such Credit Party and assuring the Administrative Agent that such Additional Mortgage creates a valid and enforceable First Priority mortgage Lien on such Additional Mortgaged Property, subject only to any standard exceptions as may be reasonably acceptable to the Administrative Agent, which Additional Mortgage Policy (I) shall include all endorsements for matters reasonably requested by the Administrative Agent and (II) shall provide for affirmative insurance and such reinsurance as the Administrative Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Administrative Agent; and (B) evidence satisfactory to the Administrative Agent that such Credit Party has (I) delivered to the Title Company all certificates and affidavits required by the Title Company in connection with the issuance of the Additional Mortgage Policy and (II) paid to the Title Company or to the appropriate Governmental Authorities all expenses and premiums of the Title Company in connection with the issuance of the Additional Mortgage Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Additional Mortgage in the appropriate real estate records;

(vii)                           Title Reports.  If no Additional Mortgage Policy is required with respect to such Additional Mortgaged Property, a title report issued by the Title Company with respect thereto, dated not more than 30 days prior to the date such Additional Mortgage is to be recorded and satisfactory in form and substance to the Administrative Agent;

(viii)                        Copies of Documents Relating to Title Exceptions.  Copies of all recorded documents listed as exceptions to title or otherwise referred to in the Additional Mortgage Policy or in the title reports delivered pursuant to Section 6.13(b)(vii);

(ix)                                Environmental Audit.  If required by the Administrative Agent, reports and other information in form, scope and substance satisfactory to the Administrative Agent and prepared by environmental consultants satisfactory to the Administrative Agent, concerning any environmental hazards or liabilities to which any Credit Party may be subject with respect to such Additional Mortgaged Property; and

(x)                                   Opinions of Counsel.  (1) An favorable opinion of counsel (which counsel shall be satisfactory to the Administrative Agent and its counsel), as to the due authorization, execution and delivery by such Credit Party of such Additional Mortgage and such other matters as the Administrative Agent may reasonably request, and (2) if required by the Administrative Agent, an opinion of counsel (which counsel shall be satisfactory to the Administrative Agent and its counsel) in the state in which such Additional Mortgaged Property is located with respect to the enforceability of the form of Additional Mortgages to be recorded in such state and such other matters (including without limitation any matters governed by the laws of such state regarding personal property security interests in respect of any Collateral) as the Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(c)                                  The Credit Parties will permit an independent real estate appraiser satisfactory to the Administrative Agent, upon reasonable notice, to visit and inspect any Additional Mortgaged Property for the purpose of preparing an appraisal of such Additional Mortgaged Property satisfying the requirements of all applicable laws and regulations (in each case to the extent required under such laws and regulations as determined by the Administrative Agent in its sole discretion).

6.14                           Board Observation Rights.  Each Credit Party shall permit a representative designated by the Required Lenders (the “Lender Representative”) to attend and participate in, as a non-voting observer, all meetings of the Board of Directors of each Credit Party and all meetings of any committee of any such Board of Directors, provided that if any Lender holds more than fifty percent (50%) of the outstanding balance of the Loans, that Lender shall designate the Lender Representative.  In the event that no Lender holds more than fifty percent

(50%) of the outstanding balance of the Loans, the Required Lenders may designate any representative to serve as the Lender Representative. Each Credit Party shall agree to give the Lender Representative the same notice of all such meetings and copies of all materials distributed to members of such Board of Directors at the same time as such notice and materials are given to the members of the applicable Board of Directors, and the Lender Representative will be given the opportunity to participate in any telephonic meetings of each Board of Directors.  Each Credit Party shall agree to cause its Board of Directors to meet not less frequently than quarterly.  If it is proposed that any action be taken by written consent in lieu of a meeting of any Board of Directors or of any committee thereof, the relevant Credit Party shall agree to give written notice thereof to the Lender Representative at least five (5) Business Days’ prior to the effective date of such consent describing in reasonable detail the nature and substance of such action.  Notwithstanding anything herein to the contrary, the Lender Representative may be excused by the relevant Board of Directors from attending any portion of a Board of Directors or committee meeting (i) to the extent that attendance by the Lender Representative would jeopardize a Credit Party’s ability to assert the attorney-client privilege with respect to matters of material importance to be discussed during a portion of any meeting as determined by the Board of Directors in good faith or (ii) during which matters relating to the Loan Documents are to be discussed.  In addition, no person who serves as the Lender Representative shall have a fiduciary duty to the Borrower.

6.15                           Chief Restructuring Officer.  Within sixty (60) days of the occurrence of an Event of Default or any death or permanent disability (subject to Section 8.1(s)) of the Chairman of the Board or the Chief Executive Officer, the Borrower shall engage and maintain in place, at all times and at its sole expense, a chief restructuring officer satisfactory to the Required Lenders in their sole discretion (the “Chief Restructuring Officer”).  Upon and after engagement, the Chief Restructuring Officer shall have complete and full access at all times to management of the Credit Parties and to the books and records of the Credit Parties in order to provide information and advice to the Credit Parties regarding all aspects of the business, financial condition, operations, and prospects of the Credit Parties.  The Credit Parties shall consent to the Administrative Agent or the Lenders contacting the Chief Restructuring Officer directly with respect to the status of the Credit Parties’ business operations and the Credit Parties’ prospects and financial condition.  The Credit Parties shall further agree that the Chief Restructuring Officer and/or Credit Parties shall deliver to the Administrative Agent copies of any written reports, work product, information, document or item received by any Credit Party from the Chief Restructuring Officer, simultaneously with the delivery or receipt of the same, and any other written reports and work product of the Chief Restructuring Officer that the Administrative Agent may reasonably request.

6.16                         Post-Closing Deliverables.  The Credit Parties will use their best efforts to promptly and fully cooperate with the Administrative Agent and the Lenders to comply with all requests from either or both of the Administrative Agent and the Lenders to complete any post-closing matters as they arise from time to time, including but not limited to, providing due diligence information, filing UCC financing statements and recording documents related to mortgages and leasehold interests in property, obtaining local counsel opinions, executing control agreements, and updating insurance policies (for instance, to name the Administrative Agent as insured on behalf of the Lenders).  The Borrower shall also promptly pay the reasonable fees and expenses incurred by the Lenders and the Administrative Agent (and their agents, including legal counsel and the Title Company) to complete the post-closing items generally referred to in the preceding sentence pursuant to the terms hereof and any reimbursement agreement executed between the Borrower and counsel to the Lenders and any other agreement between the Borrower and any other agent of the Lender or Administrative Agent, as applicable.

6.17                         Subordination by Credit Parties.  The Credit Parties hereby agree that all present and future Indebtedness of any Credit Party to any other Credit Party (“Intercompany Indebtedness”) shall be subordinate and junior in right of payment and priority to the Loans, and each Credit Party agrees not to make, demand, accept or receive any payment in respect of any present or future Intercompany Indebtedness, including any payment received through the exercise of any right of setoff, counterclaim or cross claim, or any collateral therefor, unless and until such time as the Loans shall have been indefeasibly paid in full; provided that, so long as no Default shall have occurred and be continuing and no Default shall be caused thereby and such Indebtedness is expressly permitted hereunder, the Credit Parties may make and receive such payments in respect of Intercompany Indebtedness as shall be customary in the ordinary course of the Credit Parties’ business.  Without in any way limiting the foregoing, in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, dissolution or other similar proceedings relative to any Credit Party or to its businesses, properties or assets, the Lenders shall be entitled to receive payment in full of all of the Loans before any Credit Party shall be entitled to receive any payment in respect of any present or future Intercompany Indebtedness.

6.18                         Camping World Facility Documents.  Amend, replace, refinance, refund, restructure, supplement, extend or modify the Camping World Credit Agreement, Camping World Credit Facility or any other document related thereto, or any of them, in effect on the Effective Date to contravene the purposes of the Camping World Intercreditor Agreement or in any manner which, after giving effect to any such modification, would result in any non-compliance with the terms and  conditions of the Camping World Intercreditor Agreement.

ARTICLE VII

Negative Covenants

Until the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Credit Parties covenant and agree with the Lenders that:

7.1                                 Indebtedness.  No Credit Party will create, incur, assume or permit to exist any Indebtedness, except:

(a)                                  Indebtedness created hereunder;

(b)                                 Indebtedness existing on the Effective Date and set forth in Schedule 4.14 and any extension, renewal, refunding or replacement of any such Indebtedness that does not increase the principal amount thereof;

(c)                                  Indebtedness of any Credit Party to any other Credit Party; provided that, after the Effective Date, the aggregate Indebtedness owed by the Camping World Entities to the other Credit Parties plus the aggregate amount of any Investments made by the other Credit Parties in the Camping World Entities after the Effective Date shall not exceed the Investments permitted by Section 7.5(a)(i) and such Indebtedness shall be unsecured and shall only be used for working capital purposes or for capital expenditures in accordance with Section 7.9(e);

(d)                                 Guarantees by any Credit Party of Indebtedness of any other Credit Party (other than Indebtedness of the Camping World Entities);

(e)                                  Indebtedness of any Credit Party (determined on a consolidated basis without duplication in accordance with GAAP) in an aggregate principal amount which does not exceed $1,000,000 at any one time outstanding;

(f)                                    Senior Subordinated Notes in an aggregate principal amount not in excess of the aggregate amount of the Senior Subordinated Notes outstanding on the Effective Date;

(g)                                 [Reserved];

(h)                                 Indebtedness of the Camping World Entities under the Camping World Credit Facility, provided that the aggregate principal amount of all obligations of the Credit Parties under the Camping World Credit Facility shall not exceed $22 million at any time;

(i)                                     [Reserved]; and

(j)                                     [Reserved].

7.2                                 Liens. No Credit Party will create, incur, assume or permit to exist any Lien on any Property or asset now owned or hereafter acquired by it, or assign, sell or transfer any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)                                  Liens created under the Collateral Documents;

(b)                                 any Lien on any property or asset of any Credit Party existing on the date hereof and set forth in Schedule 4.14, provided that (i) such Lien shall not apply to any other property or asset of any Credit Party and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c)                                  Liens imposed by any Governmental Authority for taxes, assessments or charges not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of any Credit Party in accordance with GAAP;

(d)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens, and vendors’ Liens imposed by statute or common law not securing the repayment of Indebtedness, arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings and Liens securing judgments (including, without limitation, pre-judgment attachments) but only to the extent for an amount and for a period not resulting in an Event of Default under Section 8.1(j) hereof;

(e)           pledges or deposits under worker’s compensation, unemployment insurance and other social security legislation;

(f)            deposits to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases (other than capital leases), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)           easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of Property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not, in the aggregate, materially detract from the value of the Property of any Credit Party or interfere with the ordinary conduct of the business of any Credit Party;

(h)           Liens consisting of bankers’ liens and rights of setoff, in each case, arising by operation of law, and Liens on documents presented in letters of credit drawings;

(i)            Liens on fixed or capital assets, including real or personal property, acquired, constructed or improved by any Credit Party, provided that (A) such Liens secure Indebtedness (including Capital Lease Obligations) permitted by the proviso to Section 7.1(e) (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (D) such security interests shall not apply to any other property or assets of any Credit Party;

(j)            [Reserved]; and

(k)           Liens on the assets and equity interests of the Camping World Entities securing the Indebtedness described in Section 7.1(h).

7.3          Contingent Liabilities. No Credit Party will Guarantee the Indebtedness or other obligations of any Person, or Guarantee the payment of dividends or other distributions upon the stock of, or the earnings of, any Person, except:

(a)           endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business,

(b)           [Reserved];

(c)           Guarantees of obligations of any Credit Party (other than any obligation of any of the Camping World Entities) by any other Credit Party and Guarantees by the Camping World Entities of the Indebtedness described in Section 7.1(h); and

(d)           [Reserved].

7.4                               Fundamental Changes.  No Credit Party will enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution).  No Credit Party will acquire any business or property from, or capital stock of, or be a party to any acquisition of, any Person except for purchases of inventory and other property to be sold or used in the ordinary course of business, Investments permitted under Section 7.5 and Capital Expenditures permitted under Section 7.9(e).  No Credit Party will convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any material part of its business or property, whether now owned or hereafter acquired (including, without limitation, receivables and leasehold interests, but excluding (x) obsolete or worn-out property, including leasehold interests, no longer used or useful in its business, (y) any inventory or other property sold or disposed of in the ordinary course of business and on ordinary business terms and (z) Sale-Leaseback Transactions to the extent permitted by Section 7.14).

Notwithstanding the foregoing provisions of this Section 7.4:

(a)                   any Subsidiary (other than any Camping World Entity) may be merged or consolidated with or into any other Subsidiary (other than any Camping World Entity) or into the Borrower; provided that if any such transaction shall be between a Subsidiary and a Wholly Owned Subsidiary, the Wholly Owned Subsidiary shall be the continuing or surviving corporation;

(b)                   any Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its property (upon voluntary liquidation or otherwise) to any Subsidiary (other than any Camping World Entity) that is a Wholly Owned Subsidiary of the Borrower;

(c)                   the capital stock of any Subsidiary may be sold, transferred or otherwise disposed of to the Borrower or any Subsidiary that is a Wholly Owned Subsidiary of the Borrower (other than any Camping World Entity); and

(d)                   any Camping World Entity may be merged or consolidated with or into any other Camping World Entity.

7.5                               Investments; Hedging Agreements.

(a)           No Credit Party (for purposes of this Section 7.5 only, “Camping World Entity” will exclude the Borrower)  will make or permit to remain outstanding any Investment, except:

(i)            (A) Investments by any Credit Party in any other Credit Party existing on the Effective Date or made prior to the Effective Date, and (B) Investments by:  (i) any Credit Party in any Affinity Entity; (ii) any Camping World Entity in any other Credit Party; (iii) advances by any Credit Party to any

Affinity Entity, in the ordinary course of business; (iv) provided that no Event of Default has occurred and is continuing, or would result from any advance herein described, advances by any Affinity Entity to any Camping World Entity to the extent of advances made on or after the Effective Date by the Camping World Entities to the Affinity Entities; (v) advances by any Camping World Entity to any other Camping World Entity, in the ordinary course of business; (vi) capital contributions by any Credit Party to any Affinity Entity; (vii) provided that no Event of Default has occurred and is continuing, or would result from any capital contribution, dividend or distribution herein described, capital contributions by any Affinity Entity to any Camping World Entity to the extent of dividends or distributions made after the Effective Date by the Camping World Entities to the Affinity Entities; and (viii) capital contributions by any Camping World Entity to any other Camping World Entity; provided, however, that with respect to items (iv) and (vii), (1) the Company shall give notice to the Lenders of any advances, dividends or distributions received by the Affinity Entities from the Camping World Entities within five (5) Business Days of receipt which together on a cumulative basis are greater than $1 million, and each $1 million thereafter, without deducting any advances or capital contributions by any Affinities Entity to any Camping World Entities, and (2) no advances or capital contributions which in the aggregate exceed $1 million, and each $1 million thereafter, shall be made by the Affiliated Entities to the Camping World Entities without the prior written consent of the Required Lenders.

(ii)           Permitted Investments;

(iii)          Deposit and operating accounts subject to a control agreement in form and substance satisfactory to the Required Lenders in favor of the Administrative Agent for the benefit of the Secured Parties;

(iv)          Investments represented by accounts receivable created or acquired in the ordinary course of business;

(v)           Advances to employees in the ordinary course of business not exceeding $250,000 in the aggregate at any one time outstanding;

(vi)          [Reserved];

(vii)         [Reserved];

(viii)               The Unsecured Promissory Note made by AGRP Holding Corp. to the Borrower dated December 5, 2001 in the face amount of $4,835,000; and

(ix) the Investment by CWI, Inc. on or about the date of issuance of the Holding Company Notes in the equity capital of CWFR in an aggregate amount equal to the amount of the proceeds of the capital contribution made to the Borrower by the Holding Company on the date of issuance of the Holding Company Notes.

(b)           From and after the Effective Date, no Credit Party will enter into any Hedging Agreement without the prior written consent of the Required Lenders.

7.6           Restricted Junior Payments and Cash Flow Distributions.

No Credit Party will declare or make any Restricted Junior Payment at any time; provided, however, that

(i)                    so long as no Default shall have occurred or be continuing or shall be caused thereby, the Borrower may declare and make Restricted Junior Payments to the Holding Company in amounts equal to the Permitted Tax Distributions,

(ii)                   so long as no Default shall have occurred or be continuing or shall be caused thereby, the Borrower may make Restricted Junior Payments to the Holding Company in an aggregate amount not in excess of $100,000 in any fiscal year to provide funds to the Holding Company to pay administrative expenses and costs of registration of the Holding Company Notes, and

(iii)                  so long as no Default shall have occurred or be continuing or shall be caused thereby, the Borrower may declare and make Restricted Junior Payments in amounts equal to the cash interest payments to the holders of the Senior Subordinated Notes in accordance with, and only to the extent required by, the indenture or other document governing such indebtedness; and

(iv)                  the Borrower may repurchase Senior Subordinated Notes from the holders of the Senior Subordinated Notes to the extent permitted in Section 7.12;

provided that nothing herein shall be deemed to prohibit the making of any dividend or distribution by a Subsidiary to any other Credit Party and by a Camping World Entity to any other Camping World Entity, provided further however, that no Subsidiary may make any dividend or distribution to any Affiliate in order to ultimately effect a payment to any Camping World Entity.

7.7           Transactions with Affiliates.  Except as expressly permitted by this Agreement, no Credit Party will, directly or indirectly (a) make any Investment in an Affiliate; (b) transfer, sell, lease, assign or otherwise dispose of any property to an Affiliate; (c) merge into or consolidate with an Affiliate, or purchase or acquire property from an Affiliate; or (d) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, guarantees and assumptions of obligations of an Affiliate); provided that:

(i)            any Affiliate who is an individual may serve as a director, officer, employee or consultant of any Credit Party and receive reasonable compensation for his or her services in such capacity;

(ii)           the Credit Parties may engage in and continue the transactions with or for the benefit of Affiliates which are described in Schedule 7.7 annexed hereto;

(iii)          CWI may continue to own and hold the Investment permitted by Section 7.5(a)(ix);

(iv)          [Reserved];

(v)           the Credit Parties may engage in arms-length transactions for fair market value with or for the benefit of Affiliates not in excess of $1,000,000 in any fiscal year in addition to payments and transactions referred to in clauses (i) through (iv) above;

(vi)          [Reserved];

(vii)         Camping World, Inc. may enter into and perform under that certain Joint Venture Agreement dated on or about March 6, 2006, as amended, with FRH in the form delivered to the Administrative Agent; provided that all transactions thereunder shall be  upon fair and reasonable terms no less favorable to such Credit Party than it would obtain in a comparable arms-length transactions and any transactions thereunder in excess of $100,000 in the aggregate in any fiscal year that are not listed on Schedule 7.7 shall be subject to the prior written approval of the Required Lenders.

7.8           Restrictive Agreements.  No Credit Party will, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Credit Party to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to any other Credit Party or to Guarantee Indebtedness of any other Credit Party; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 7.8 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness; (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof; and (vi) the foregoing shall not apply to restrictions and conditions contained in (A) the Senior Subordinated Notes or the Senior Subordinated Notes Indenture or (B) the Holding Company Notes or the Holding Company Notes Indenture and (C) the Camping World Credit Agreement.

7.9           Certain Financial Covenants.

(a)      Consolidated Fixed Charges Ratio.  The Credit Parties will not permit the Consolidated Fixed Charges Ratio as of the end of any fiscal quarter ending during the periods set forth below to be less than the ratio set opposite such period below:

Four Quarter Period Ending	Ratio
June 30, 2010	1.00
September 30, 2010	1.05
December 31, 2010	1.05
March 31, 2011	1.05
June 30, 2011	1.15
September 30, 2011	1.15
December 31, 2011	1.20
March 31, 2012	1.20
June 30, 2012	1.25
September 30, 2012	1.25
December 31, 2012	1.30
March 31, 2013	1.30
June 30, 2013	1.35
September 30, 2013	1.35
December 31, 2013	1.40
March 31, 2014	1.50
June 30, 2014	1.50
September 30, 2014	1.50
December 31, 2014	1.50

(b)      Consolidated Total Leverage Ratio.  The Credit Parties will not permit the Consolidated Total Leverage Ratio at any time during any period below to exceed the ratio set opposite such period below:

Four Quarter Period Ending	Ratio
June 30, 2010	7.90
September 30, 2010	7.50
December 31, 2010	7.25
March 31, 2011	7.25
June 30, 2011	7.00
September 30, 2011	6.75
December 31, 2011	6.50
March 31, 2012	6.25
June 30, 2012	6.00
September 30, 2012	5.75
December 31, 2012	5.75
March 31, 2013	5.50
June 30, 2013	5.25
September 30, 2013	5.25
December 31, 2013	5.00
March 31, 2014	5.00
June 30, 2014	5.00
September 30, 2014	5.00
December 31, 2014	5.00

(c)      Consolidated Senior Leverage Ratio.  The Credit Parties will not permit the Consolidated Senior Leverage Ratio at any time during any period below to exceed the ratio set opposite such period below:

Four Quarter Period Ending	Ratio
June 30, 2010	3.25
September 30, 2010	3.00
December 31, 2010	2.75
March 31, 2011	2.75
June 30, 2011	2.65
September 30, 2011	2.50
December 31, 2011	2.40
March 31, 2012	2.30
June 30, 2012	2.15
September 30, 2012	2.15
December 31, 2012	2.10
March 31, 2013	1.95
June 30, 2013	1.80
September 30, 2013	1.75
December 31, 2013	1.75
March 31, 2014	1.75
June 30, 2014	1.75
September 30, 2014	1.75
December 31, 2014	1.75

(d)      Consolidated Interest Coverage Ratio.  The Credit Parties will not permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter ending during the periods set forth below to be less than the ratio set opposite such period below:

Four Quarter Period Ending	Ratio
June 30, 2010	1.25
September 30, 2010	1.25
December 31, 2010	1.25
March 31, 2011	1.35
June 30, 2011	1.40
September 30, 2011	1.45
December 31, 2011	1.50
March 31, 2012	1.55
June 30, 2012	1.60
September 30, 2012	1.70
December 31, 2012	1.80
March 31, 2013	2.00
June 30, 2013	2.00
September 30, 2013	2.00
December 31, 2013	2.15
March 31, 2014	2.15
June 30, 2014	2.15
September 30, 2014	2.15
December 31, 2014	2.15

(e)      Consolidated Operating Company Leverage Ratio.  The Credit Parties will not permit the Consolidated  Operating Company Ratio as of the end of any fiscal quarter ending during the periods set forth below to be less than the ratio set opposite such period below:

Four Quarter Period Ending	Ratio
June 30, 2010	6.00
September 30, 2010	5.75
December 31, 2010	5.50
March 31, 2011	5.50
June 30, 2011	5.25
September 30, 2011	5.10
December 31, 2011	5.00
March 31, 2012	4.75
June 30, 2012	4.75
September 30, 2012	4.50
December 31, 2012	4.35
March 31, 2013	4.35
June 30, 2013	4.25
September 30, 2013	4.15
December 31, 2013	4.00
March 31, 2014	4.00
June 30, 2014	4.00
September 30, 2014	4.00
December 31, 2014	4.00

(f)       Capital Expenditures.  The Credit Parties will not permit the aggregate amount of Capital Expenditures to exceed $5,000,000 in any fiscal year, provided that no more than $2,000,000 in Capital Expenditures may be allocated to the Camping World Entities.

7.10         Lines of Business.  No Credit Party will engage to any substantial extent in any line or lines of business activity other than (i) the types of businesses engaged in by the Credit Parties as of the Effective Date, (ii) the rental and sale of recreational vehicles and (iii) such other lines of business as may be consented to by the Required Lenders.

7.11         Management Compensation.  [Reserved].

7.12         Subordinated Indebtedness.  Except as described in Section 2.10(b)(iv), no Credit Party will purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, any Subordinated Indebtedness, except for regularly scheduled payments or prepayments of principal and interest in respect thereof required pursuant to the instruments evidencing such Subordinated Indebtedness.  No Credit Party will Guarantee any other Subordinated Indebtedness without the prior consent of the Required Lenders, except that all of the Persons which are Guarantors hereunder may guaranty the Senior Subordinated Notes, provided that such guarantees are subordinated to the guarantees set forth in Section 3.1 to the same extent as the Senior Subordinated Notes is subordinated to the Loans.  Notwithstanding anything to the contrary in this Agreement, the Borrower may use (i) the net cash payment made in connection with the amendment of the GMAC Insurance Agreements, and (ii) the remaining twenty-five percent (25%) of annual Excess Cash Flow not required to be used to prepay the Loans pursuant to Section 2.10(b)(iv), to purchase outstanding Senior Subordinated Notes due 2012 at a discount.

7.13         Modifications of Certain Documents.  No Credit Party will consent to any modification, supplement or waiver of any of the provisions of any documents or agreements evidencing or governing any Subordinated Indebtedness or any Sale-Leaseback Transaction, without the prior consent of the Required Lenders; provided, however, that the Borrower may consent to a modification, supplement or waiver with respect to the Senior Subordinated Notes as long as (a) such modification, supplement or waiver does not increase the principal amount of the Senior Subordinated Notes as of the date of modification, supplement or waiver, (b) the pro forma Consolidated Fixed Charge Coverage Ratio following such modification, supplement or waiver is at least 1.0:1.0, and (c) the Senior Subordinated Notes have a final maturity at least six months after the Term Loan Maturity Date.

7.14         Sale-Leaseback Transactions  No Credit Party will, directly or indirectly, enter into any Sale-Leaseback Transactions without the prior written consent of the Required Lenders.

7.15         Real Property Leases.  No Credit Party will enter into or maintain any lease of (or other arrangement conveying the right to use) real property, as lessee, if immediately after giving effect thereto, (a) the aggregate maximum fixed rentals paid or payable by the Credit Parties under all such real property leases of the Credit Parties (excluding amounts paid or payable on account of maintenance, utilities, ordinary repairs, insurance, taxes, assessments and other similar charges, whether or not designated as rental or additional rental) for the succeeding period of four consecutive fiscal quarters minus (b) the amount of any payments scheduled to be received by the Credit Parties during such period from the sublease of leasehold interests would exceed $20,000,000.

7.16         Compensation Payments to Stephen Adams; Management Compensation  No Credit Party shall pay or cause to be paid any salary, bonuses or other compensation payments to Stephen Adams except (a) in the event of a change in circumstances related to management personnel or management structure of the Credit Parties as a result of which Stephen Adams is performing duties other than those performed by him as Chairman of the Board of Directors of the Borrower as of the Effective Date, or (b) with the consent of the Required Lenders.  No Credit Party will accrue any Phantom Stock Accruals or make any cash payments in respect thereof or otherwise in respect of Phantom Stock Accruals pursuant to any Phantom Stock Agreements or otherwise.

7.17         Restrictions on the Holding Company  The Holding Company Collateral Documents shall provide that the Holding Company will not engage in any business activities other than ownership of all the outstanding equity of the Borrower and ongoing activities related to the outstanding Holding Company Notes and will not create, incur, assume or permit to exist any Indebtedness other than the Holding Company Notes in an aggregate principal amount not in excess of the principal amount of the Holding Company Notes issued on the date of initial issuance thereof (plus any notes issued to pay interest thereon in accordance with the Holding Company Notes Indenture).  The Holding Company Collateral Documents shall provide that the Holding Company will not consent to any modification, amendment, supplement or waiver of the Holding Company Notes Indenture without the prior consent of the Required Lenders; provided, however, that the consent of the Required Lenders shall not be required in connection with a modification, supplement or waiver with respect to the Holding Company Notes as long as (a) such modification, supplement or waiver does not increase the principal amount of the Holding Company Notes as of the date of modification, supplement or waiver, (b) the Holding Company Notes have a final maturity at least six months after the Term Loan Maturity Date.

7.18         Restrictions on CWFR.  (a) The Credit Parties will not permit CWFR to (i) engage in any business activities or create, incur, assume or permit to exist any Indebtedness other than ownership of the FRH Preferred Equity Interest and ongoing activities related thereto, (ii) agree to any amendment, modification, supplement or waiver to any of the terms of the FRH Preferred or any agreement which limits or restricts the rights of the members of FRH without, in each case, the prior consent of the Administrative Agent, (iii) assign, sale, dispose, pledge or otherwise transfer any of the FRH Preferred Equity Interest unless, as a result thereof, the Credit Parties have received an amount at least equal to the Liquidation Payment, or (iv) agree to the filing of any voluntary bankruptcy petition or similar filing by FRH without the prior consent of the Required Lenders.

(b)          Upon the receipt by CWFR of any distribution, Liquidation Payment or other payment from FRH, the Credit Parties shall cause CWFR to distribute such distribution, Liquidation Payment or other payment to CWI, Inc., and such distribution, Liquidation Payment or other payment shall be distributed by the Credit Parties to the Borrower.

ARTICLE VIII

Events of Default

8.1           Events of Default.

If any of the following events (“Events of Default”) shall occur:

(a)           the Credit Parties shall fail to pay any principal of, or interest on, any Loan, or other amount payable under this Agreement or any fee payable under this Agreement or any other agreement to the Administrative Agent or the Lenders, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           any representation or warranty made or deemed made by or on behalf any Credit Party in or in connection with this Agreement, any of the other Basic Documents or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any of the other Basic Documents or any amendment or modification hereof or thereof, shall prove to have been incorrect when made or deemed made in any material respect;

(c)           the Credit Parties shall fail to observe or perform any covenant, condition or agreement contained in Article VI or in Article VII;

(d)           any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clauses (a), (b) or (c) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent (given at the request of the Required Lenders) to the Borrower;

(e)           any Credit Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(f)            any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or Administrative Agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(g)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Parent, the Holding Company or any Credit Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, the Holding Company or any Credit Party or for a substantial part of its assets;

(h)           the Parent, the Holding Company or any Credit Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, the Holding Company or any Credit Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i)            any Credit Party, the Parent or the Holding Company shall become unable, admit in writing or fail generally to pay its debts as they become due;

(j)            a final judgment or judgments for the payment of money in excess of $1,000,000 in the aggregate (exclusive of judgment amounts fully covered by insurance where the insurer has admitted liability in respect of such judgment) shall be rendered by a one or more courts, administrative tribunals or other bodies having jurisdiction against any Credit Party and the same shall not be discharged with the prior written approval of the Required Lenders (or provision shall not be made for such discharge with the prior written approval of the Required Lenders), or a stay of execution thereof shall not be procured, within 60 days from the date of entry thereof and the relevant Credit Party shall not, within said period of 60 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(k)           an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l)            a reasonable basis shall exist for the assertion against any Credit Party (or there shall have been asserted against any Credit Party) claims or liabilities, whether accrued, absolute or contingent, based on or arising from the generation, storage, transport, handling or disposal of Hazardous Materials by any Credit Party or any of its Subsidiaries or Affiliates, or any predecessor in interest of any Credit Party or any of its Subsidiaries or Affiliates, or relating to any site or facility owned, operated or leased by any Credit Party or any of its Subsidiaries or Affiliates, which claims or liabilities (insofar as they are payable by any Credit Party or any of its Subsidiaries but after deducting any portion thereof which is reasonably expected to be paid by other credit worthy Persons jointly and severally liable therefor), in the judgment of the Required Lenders are reasonably likely to be determined adversely to any Credit Party or any of its Subsidiaries, and the amount thereof is, singly or in the aggregate, reasonably likely to have a Material Adverse Effect;

(m)          a Change of Control shall occur and be continuing;

(n)           any of the following shall occur:  (i) the Liens created by the Collateral Documents shall at any time (other than by reason of the Administrative Agent relinquishing such Lien) cease to constitute valid and perfected Liens on the Collateral intended to be covered thereby; (ii) except for expiration in accordance with its respective terms, any Collateral Document shall for whatever reason be terminated, or shall cease to be in full force and effect; or (iii) the enforceability of any Collateral Document shall be contested by any Credit Party;

(o)           any Guarantor or the Holding Company shall assert that its obligations hereunder or under the Collateral Documents shall be invalid or unenforceable;

(p)           an “Event of Default” shall have occurred under the Holding Company Notes Indenture or any document or instrument governing any refinancing in respect of the Holding Company Notes; or

(q)           any holder of the Camping World Credit Facility shall assert that such credit facility secured by any assets of Credit Parties other than the Camping World Entities;

(r)            a default or an event of default shall have occurred under the notes or indenture in respect of (i) the Senior Subordinated Notes or the Senior Subordinated Notes Indenture or (ii) the Holding Company Notes or the Holding Company Notes Indenture, which default or event of default entitles the holders of such notes to accelerate the maturity of the indebtedness hereunder;

(s)           (i) Stephen Adams shall cease to serve as Chairman of the Board of Directors of Borrower or he otherwise becomes permanently disabled and, in each case, he is not replaced within sixty (60) calendar days by an interim Chairman of the Board of Directors and within sixty (60) days thereafter by a permanent Chairman of the Board of Directors, each to Administrative Agent’s satisfaction in its sole discretion, or any such replacement Chairman of the Board of Directors ceases to serve in such capacity or otherwise becomes permanently disabled unless replaced in the same time period and to Administrative Agent’s sole satisfaction; and (ii) Michael Schneider ceases to serve as Chief Executive Officer of the Borrower or he otherwise becomes permanently disabled and, in each case, he is not replaced within one hundred twenty (120) calendar days by an interim Chief Executive Officer to Administrative Agent’s satisfaction in its sole discretion (provided, however, that there must be an interim management transition plan satisfactory to the Administrative Agent and Lenders in place at all times), or any such replacement Chief Executive Officer ceases to serve in such capacity or otherwise becomes permanently disabled unless replaced in the same time period and to Administrative Agent’s sole satisfaction; for purpose of this clause (s) and Section 6.15, the term “permanently disabled” shall mean the inability of either Stephen Adams or Michael Schneider, as applicable, to perform the duties and responsibilities as Chairman of the Board or Chief Executive Officer, as applicable, of the Borrower by reason of illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of forty-five (45) calendar days or more or a total of forty-five (45) calendar days or more during any 360 day period; a period of inability shall be “uninterrupted” unless and until such person returns to full-time work for a continuous period of at least thirty (30) calendar days;

(t)            within ten (10) Business Days of the first day on which all or a portion of $8.4 million of Holding Company Notes held by an affiliate of Stephen Adams is no longer subject to any encumbrance on, or pledge of, such Holding Company Notes, Stephen Adams shall fail to cause all or such portion thereof, as applicable, to be irrevocably converted to the capital of the Holding Company;

(u)           A default or an event of default shall have occurred under the Camping World Credit Facility, which default or event of default entitles the Camp World Lenders to accelerate the maturity of the indebtedness thereunder;

(v)           The Availability (such term, together with each of the other defined terms which constitute the definition of Availability, as defined in the Camping World Credit Facility as of the Effective Date) shall be zero or less than zero for any five (5) day period; provided, however, that (in addition to any other rights held by the Lenders pursuant to this Agreement) during such period no transfer of any asset, payment, dividend or distribution shall be made by any Credit Party to any Camping World Entity without the prior written approval of the Required Lenders;

then, and in every such event (other than an event with respect to the Credit Parties described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Credit Parties, take any or all of the following actions, at the same or different times:  (i) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Credit Parties accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties, and (ii) the Administrative Agent may exercise all of the rights as secured party and mortgagee under the Collateral Documents; and in case of any event with respect to the Credit Parties described in clause (g) or (h) of this Article, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Credit Parties accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties, and the Administrative Agent shall be permitted to exercise such rights as secured party and mortgagee under the Collateral Documents to the extent permitted by applicable law.

8.2           Receivership.  Without limiting the generality of the foregoing or limiting in any way the rights of the Administrative Agent or the Lenders under the Collateral Documents or otherwise under applicable law, at any time after (i) the entire principal balance of any Loan shall have become due and payable (whether at maturity, by acceleration or otherwise) and (ii) the Administrative Agent shall have provided to the Credit Parties not less than ten (10) days prior written notice of its intention to apply for a receiver, the Administrative Agent shall be entitled to apply for and have a receiver appointed under state or federal law by a court of competent jurisdiction in any action taken by the Administrative Agent to enforce the Lenders’ and Administrative Agent’s rights and remedies hereunder and under the Collateral Documents in order to manage, protect, preserve, sell and otherwise dispose of all or any portion of the Collateral and continue the operation of the business of the Credit Parties, and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership, including the compensation of the receiver, and to the payment of the Loans and other fees and expenses due hereunder and under the Collateral Documents as aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated.  THE CREDIT PARTIES HEREBY IRREVOCABLY CONSENT TO AND WAIVE ANY RIGHT TO OBJECT TO OR OTHERWISE CONTEST THE APPOINTMENT OF RECEIVER AS PROVIDED ABOVE.  THE CREDIT PARTIES (I) GRANT SUCH WAIVER AND CONSENT KNOWINGLY AFTER HAVING DISCUSSED THE IMPLICATIONS THEREOF WITH COUNSEL, (II) ACKNOWLEDGE THAT (A) THE UNCONTESTED RIGHT TO HAVE A RECEIVER APPOINTED FOR THE FOREGOING PURPOSES IS CONSIDERED ESSENTIAL BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH THE ENFORCEMENT OF THE LENDERS’ AND ADMINISTRATIVE AGENT’S RIGHTS AND REMEDIES HEREUNDER AND UNDER THE COLLATERAL DOCUMENTS, AND (B) THE AVAILABILITY OF SUCH

APPOINTMENT AS A REMEDY UNDER THE FOREGOING CIRCUMSTANCES WAS A MATERIAL FACTOR IN INDUCING THE LENDERS TO MAKE THE LOANS TO THE BORROWER; AND (III) AGREE TO ENTER INTO ANY AND ALL STIPULATIONS IN ANY LEGAL ACTIONS, OR AGREEMENTS OR OTHER INSTRUMENTS IN CONNECTION WITH THE FOREGOING AND TO COOPERATE FULLY WITH THE ADMINISTRATIVE AGENT AND THE LENDERS IN CONNECTION WITH THE ASSUMPTION AND EXERCISE OF CONTROL BY THE RECEIVER OVER ALL OR ANY PORTION OF THE COLLATERAL.  THE LENDERS AND THE ADMINISTRATIVE AGENT ACKNOWLEDGE AND AGREE THAT NOTHING IN THIS SECTION 8.2 SHALL BE DEEMED TO CONSTITUTE A WAIVER OF THE CREDIT PARTIES’ RIGHT TO FILE FOR PROTECTION UNDER TITLE 11 OF THE UNITED STATES CODE AT ANY TIME PRIOR TO THE APPOINTMENT OF A RECEIVER.

ARTICLE IX

The Administrative Agent

9.1           Appointment and Authorization.  Each of the Lenders hereby irrevocably appoints Wilmington Trust FSB as its Administrative Agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

9.2           Agents’ Rights as Lenders.  Any Lender serving as an Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender hereunder as any other Lender and may exercise the same as though it were not an Administrative Agent, and such Lenders and their Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Credit Party or any Subsidiary or other Affiliate of any thereof as if it were not an Administrative Agent hereunder.

9.3           Duties As Expressly Stated.  The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by this Agreement and the other Loan Documents that the Administrative Agent are required to exercise in writing by the Required Lenders, and (c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any of their respective Subsidiaries that is communicated to or obtained by Wilmington Trust FSB or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or, if provided herein, with the consent or at the request of the Required Lenders, or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or the other Loan Documents, (ii) the contents of any certificate, report or other document delivered hereunder or under any of the other Loan Documents or in connection herewith of therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, the other Loan Documents or any other agreement, instrument or document, (v) the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any Lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto, or (vi) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.  The Administrative Agent shall not, except to the extent expressly instructed by the Required Lenders with respect to collateral security under the Collateral Documents, be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to the Loan Documents or applicable law.

9.4           Reliance By Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by them, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5           Action Through Sub-Administrative Agents.  The Administrative Agent may perform any and all of its duties, and exercise its rights and powers, by or through any one or more sub-Administrative Agents appointed by the Administrative Agent in good faith.  The Administrative Agent and any such sub-Administrative Agent may perform any and all its duties and exercise its rights and powers through its Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-Administrative Agent and to the Related Parties of the Administrative Agent and any such sub-Administrative Agent.

9.6           Resignation of Administrative Agent and Appointment of Successor Administrative Agent.  Subject to the appointment and acceptance of a successor Administrative Agent, as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor Administrative Agent.  If no successor shall have been so appointed and shall have accepted such appointment within 30 days after such retiring Administrative Agent gives notice of its resignation, then such retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in Boston, Massachusetts or New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as an Administrative Agent, by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After an Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.3 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Administrative Agent.

9.7           Lenders’ Independent Decisions.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement and the other Loan Documents, any related agreement or any document furnished hereunder or thereunder.  Except as explicitly provided herein, the Administrative Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect to such operations, business, property, condition or creditworthiness, whether such information comes into its possession on or before the first Event of Default or at any time thereafter.

9.8           [Reserved].

9.9           Indemnification. Each Lender agrees to indemnify and hold harmless the Administrative Agent (to the extent not reimbursed under Section 10.3, but without limiting the obligations of the Credit Parties under Section 10.3), ratably in accordance with the aggregate outstanding amount of the Loans held by the Lenders, for any and all liabilities (including pursuant to any Environmental Law), obligations, losses, damages, penalties, actions, judgments, deficiencies, suits, costs, expenses (including reasonable attorney’s fees) or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of any Loan Document or any other documents contemplated by or referred to therein for any action taken or omitted to be taken by the Administrative Agent under or in respect of any of the Loan Documents or other such documents or the transactions contemplated thereby or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, however, that no Lender shall be liable for any of the foregoing to the extent they are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the party to be indemnified.  Without limiting the foregoing, each Lender agrees to pay or reimburse the Administrative Agent promptly upon demand for its ratable share of any costs, fees and expenses (including without limitation, fees and expenses of counsel) payable by the Borrower under Sections 10.3 and 2.11, to the extent that the Administrative Agent is not promptly paid or reimbursed for such costs, fees and expenses by the Borrower.  The agreements set forth in this Section 9.9 shall survive the payment of all Loans and other obligations hereunder and shall be in addition to and not in lieu of any other indemnification agreements contained in any other Loan Document.

9.10        Consents Under Other Loan Documents.  Except as otherwise provided in this Agreement and the other Loan Documents, the Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the other Loan Documents.

ARTICLE X

Miscellaneous

10.1        Notices.  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)           if to any Credit Party, to 64 Inverness Drive East, Englewood, Colorado 80112, Attention of Thomas F. Wolfe (Telecopy No. (303) 792-7322);

(b)           if to the Administrative Agent, to Wilmington Trust FSB, 50 South Sixth Street, Suite 1290, Minneapolis, MN 55402, Attention:  Jeffery T. Rose (Telecopy No. (612 -217-5651)), with a copy to Ropes & Gray LLP, 1211 Avenue of the Americas, New York, NY  10036, Attention.  Mark R. Somerstein (Telecopy No. (212) 596-9090)); and

(c)           if to any Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

10.2        Waivers; Amendments.

(a)           No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by the Section 10.2(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)         Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided, in each case, that no such agreement shall:

(i)                    increase any Commitment of any Lender without the written consent of such Lender;

(ii)                   reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby;

(iii)                  postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable under this Agreement, or reduce the amount of, waive or excuse any such payment, change the maturity date of any Loan or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby;

(iv)                  change Section 2.10(c) hereof in a manner that would alter the application of prepayments thereunder, without in each case the written consent of each Lender;

(v)                   alter the rights or obligations of the Borrower to prepay Loans, other than mandatory prepayments required by Section 2.10(b) of this Agreement, without the written consent of each Lender; provided that Section 2.10(b)(ii) of this Agreement may not be amended in a manner adverse to the Effective Date Assignee or its assigns without the consent of the Effective Date Assignee or its assigns;

(vi)                  change any of the provisions of this Section 10.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Document or make any determination or grant any consent hereunder or thereunder, without the written consent of each Lender;

(vii)                 release any of the Guarantors from their obligations in respect of its Guarantee under Article III hereof or release all or substantially all of the Collateral (or terminate any Lien with respect thereto), except in connection with a disposition of all of the shares of capital stock of a subsidiary in a transaction permitted hereunder, under this Agreement, or as to which the Required Lenders have provided their prior written consent or as otherwise expressly permitted in this Agreement, without the written consent of each Lender;

(viii)                waive any of the conditions precedent specified in Section 5.1 hereof, without the written consent of each Lender and the Administrative Agent;

(ix)                   [Reserved]; or

(x)                    change Section 2.17 of this Agreement in a manner that would alter the pro rata sharing of payments required hereby;

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

(c)          None of the Collateral Documents nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Credit Parties party thereto, and by the Administrative Agent with the consent of the Required Lenders.

(d)         The Administrative Agent and the Lenders agree that if all of the capital stock of or other equity interests in any Subsidiary that is owned by the Credit Parties is sold or distributed to any Person as permitted by the terms of this Agreement, the Loan Documents and the Collateral Documents, or if any Subsidiary is merged or consolidated with or into any other Person as permitted by the terms of the Loan Documents and such Subsidiary is not the continuing or surviving corporation, the Administrative Agent shall, upon request of the Borrower (and upon the receipt by the Administrative Agent of such evidence as the Administrative Agent or any Lender may reasonably request to establish that such sale, distribution, merger or consolidation is permitted by the terms of this Agreement), terminate the Guarantee of such Subsidiary under Article 3 hereof and authorize the Administrative Agent to release the Lien created by the Collateral Documents on any capital stock of or other equity interests in such Subsidiary.

10.3       Expenses; Indemnity:  Damage Waiver.

(a)           The Credit Parties jointly and severally agree to pay, or reimburse the Administrative Agent or Lenders for paying, (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, including the reasonable fees, charges and disbursements of counsel, in connection with the syndication of the credit facilities provided for herein, the preparation of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the Administrative Agent, or any Lender, including the fees, charges and disbursements of any counsel for such Administrative Agent, or the Lenders, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.3, or in connection with the Loans made hereunder, including in connection with any workout, restructuring or negotiations in respect thereof, and (iii) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Loan Documents or any other document referred to herein or therein and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Collateral Document or any other document referred to therein.

(b)           The Credit Parties jointly and severally agree to indemnify the Administrative Agent, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, the other Loan Documents or any agreement or instrument contemplated hereby, the performance by the parties hereto and thereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Credit Party or any of their subsidiaries, or any Environmental Liability related in any way to any Credit Party or any of their subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (are determined by a court of competent jurisdiction by final and nonappealable judgment to have) resulted from the gross negligence or willful misconduct of such Indemnitee.

The Credit Parties agree that, without the prior written consent of the Administrative Agent and the Required Lenders, which consent shall not be unreasonably withheld, no Credit Party will settle, compromise or consent to the entry of any judgment in any pending or threatened proceeding in respect of which indemnification is reasonably likely to be sought under the indemnification provisions of this Section 10.3 (whether or not any Indemnitee is an actual or potential party to such proceeding), unless such settlement, compromise or consent includes an unconditional written release of each Indemnitee from all liability arising out of such proceeding and does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any Indemnitee and does not involve any payment of money or other value by any Indemnitee or performance of any obligation by an Indemnitee or any injunctive relief or factual findings or stipulations binding on any Indemnitee.

(c)           To the extent that the Credit Parties fail to pay any amount required to be paid by them to the Administrative Agent under paragraph (a) or (b) of this Section 10.3, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d)           To the extent permitted by applicable law, none of the Credit Parties shall assert, and each Credit Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.

(e)           All amounts due under this Section 10.3 shall be payable promptly after written demand therefor.

10.4       Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Credit Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           The Lenders may assign their interests hereunder as follows:

(i)            Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it).

(ii)           Assignments by Lenders shall be subject to the following conditions:

(A)          [Reserved],

(B)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and

(D)          the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii)          Subject to acceptance and recording pursuant to paragraph (iv) of this Section 10.4, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.3).  Notwithstanding anything therein to the contrary, no Approved Fund shall be entitled to receive any greater amount pursuant to Sections 2.14, 2.15 and 2.16 than the transferor Lender would have been entitled to receive in respect of the assignment effected by such transferor Lender had no assignment occurred.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)          The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at such of its offices as set forth in Section 10.1 or otherwise, designated by the Administrative Agent each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b)(ii)(C) of this Section 10.4, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)           The Lenders may sell participations in their interests hereunder as follows:

(i)            Any Lender may, without the consent of or notice to the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.2(b), that affects such Participant.  Subject to paragraph (c)(ii) of this Section 10.4, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.3 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.4.

(ii)           A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender.

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(e)           Anything in this Section 10.4 to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to any Credit Party or any of its Affiliates or Subsidiaries without the prior consent of each Lender.

(f)            A Lender may furnish any information concerning any Credit Party or Subsidiary or Affiliate in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants) subject, however, to and so long as the recipient agrees in writing to be bound by, the provisions of Section 10.13.  In addition, the Administrative Agent may furnish any information concerning any Credit Party or any of its Subsidiaries or Affiliates in the Administrative Agent’s possession to any Affiliate of the Administrative Agent, subject, however, to the provisions of Section 10.13.  The Credit Parties shall assist any Lender in effectuating any assignment or participation pursuant to this Section 10.4 (including during syndication) in whatever manner such Lender reasonably deems necessary, including participation in meetings with prospective transferees.

10.5       Survival.  All covenants, agreements, representations and warranties made by the Credit Parties herein and in the other Loan Documents, and in the certificates or other instruments delivered in connection with or pursuant to this Agreement and the other Loan Documents, shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect so long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or the other Loan Documents is outstanding and unpaid.  The provisions of

Sections 2.14, 2.15, 2.16 and 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

10.6       Counterparts; Integration; References to Agreement; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent and the Lenders constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Whenever there is a reference in any Collateral Document or UCC Financing Statement to the “Credit Agreement” to which the Administrative Agent, the Lenders and the Credit Parties are parties, such reference shall be deemed to be made to this Agreement among the parties hereto.  Except as provided in Section 5.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

10.7       Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

10.8       Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section 10.8 are in addition to any other rights and remedies (including other rights of setoff) which such Lender may have.

10.9       Governing Law; Jurisdiction; Consent to Service of Process.

(a)           This Agreement shall be construed in accordance with and governed by the law of the Commonwealth of Massachusetts.

(b)           Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the Commonwealth of

Massachusetts and of the United States District Court for the District of Massachusetts, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Massachusetts court (or, to the extent permitted by law, in such Federal court).  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Credit Party or its properties in the courts of any jurisdiction.

(c)           Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in paragraph (b) of this Section 10.9.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

10.10     WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

10.11     Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

10.12     Successor Facility.  This Agreement is intended to supersede the Existing Credit Agreement and to constitute the “Senior Credit Facility” under and for all purposes of the Holding Company Notes Indenture.

10.13     Confidentiality.  Each Lender agrees to keep confidential information obtained by it pursuant hereto and the other Loan Documents confidential in accordance with such

Lender’s customary practices and agrees that it will only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (a) to such Lender’s employees, representatives, directors, attorneys, auditors, agents, professional advisors, trustees or affiliates who are advised of the confidential nature of such information or to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 10.13), (b) to the extent such information presently is or hereafter becomes available to such Lender on a non-confidential basis from any source of such information that is in the public domain at the time of disclosure, (c) to the extent disclosure is required by law (including applicable securities law), regulation, subpoena or judicial order or process (provided that notice of such requirement or order shall be promptly furnished to the Borrower unless such notice is legally prohibited) or requested or required by bank, securities, insurance or investment company regulators or auditors or any administrative body or commission (including the Securities Valuation Office of the National Association of Insurance Commissioners) to whose jurisdiction such Lender may be subject, (d) to any rating agency to the extent required in connection with any rating to be assigned to such Lender, (e) to assignees or participants or prospective assignees or participants who agree to be bound by the provisions of this Section 10.13, (f) to the extent required in connection with any litigation between any Credit Party and any Lender with respect to the Loans or this Agreement and the other Loan Documents or (g) with the Borrower’s prior written consent.  Notwithstanding anything to the contrary contained in this Agreement, the other Loan Documents or any other agreements previously entered into or to be entered into by and between the Borrower and one or more of the Lenders, the Borrower hereby consents to the disclosure by any Lender of information (the “Investment Information”) about the Borrower and the Loans, which Investment Information shall be limited to:  (i) the Borrower’s name and address; (ii) the nature of the Borrower’s business; (ii) the title, class, percentage of class, and value of the Loans; (iv) the amount and general terms of the Loans; (v) such Lender’s relationship to the Borrower; and (vi) any other information disclosed to rating agencies in connection with syndication of the Loans or otherwise, or to any lender in connection with any other credit facility of such Lender provided, however, that in the event that a Lender files a registration statement (the “Registration Statement”) under the Securities Act of 1933 and/or is required to file certain reports (the “Reports”) under the Exchange Act, the term “Investment Information” as used herein shall include any other information about the Borrower or the Loans required by law to be included in the Registration Statement and/or the Reports.

10.14     Continued Effectiveness; No Novation.  Notwithstanding anything contained herein, the terms of this Agreement are not intended to and do not serve to effect a novation of the obligations, liabilities or indebtedness of the Credit Parties under the Existing Credit Agreement.  Instead, it is the express intention of the parties hereto to reaffirm, amend and restate the obligations, liabilities and indebtedness created under or otherwise evidenced by the Existing Credit Agreement that is evidenced by the notes provided for therein and secured by the collateral contemplated thereby and hereby.  The Credit Parties acknowledge and confirm that the liens and security interests granted pursuant to the Loan Documents secure the obligations, liabilities and indebtedness of the Credit Parties to the Lenders under the Existing Credit Agreement, as amended and restated hereby, and that the term “Secured Obligations” used in certain of the Loan Documents (or any other term used herein to describe or refer to the obligations, liabilities and indebtedness of the Credit Parties) describes and refers to the Credit

Parties’ obligations, liabilities and indebtedness hereunder and under the Existing Credit Agreement, as hereby amended and restated, as the same may be further amended, modified, supplemented or restated from time to time.  The Loan Documents and all agreements, documents and instruments executed and delivered in connection with any of the foregoing shall each be deemed to be amended to the extent necessary to give effect to the provisions of this Agreement.

10.15     Revival and Reinstatement of Obligations.  If the incurrence or payment of the obligations by any Credit Party, or the transfer to the Lenders of any property, should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lenders, or any of them, is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lenders, or any of them, is required or elects to repay or restore, and as to all reasonable costs, expenses and attorneys fees of the Lenders related thereto, the liability of such Credit Parties automatically shall be revived, reinstated and restored and shall exist as though such Voidable Transfer had never been made.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER

AFFINITY GROUP, INC.

By:	/s/ Thomas Wolfe
Name:	Thomas F. Wolfe
Title:	Senior Vice President

(Signature Page to Second Amended and Restated Credit Agreement)

GUARANTORS

AFFINITY BROKERAGE, INC.
AFFINITY GUEST SERVICES, INC.
AFFINITY ROAD AND TRAVEL CLUB, INC.
AGI PRODUCTIONS, INC.
CAMP COAST TO COAST, INC.
COAST MARKETING GROUP, INC.
EHLERT PUBLISHING GROUP, INC.
GOLF CARD INTERNATIONAL CORP.
GOLF CARD RESORT SERVICES, INC.
GSS ENTERPRISES, INC.
POWER SPORTS MEDIA, INC.
TL ENTERPRISES, INC.
VBI, INC.

By:	/s/ Thomas Wolfe
Name:	Thomas F. Wolfe
Title:	Senior Vice President

[Signature Page]

GUARTANTORS

CAMPING REALTY, INC.
CAMPING WORLD CARD SERVICES, INC.
CAMPING WORLD, INC.
CAMPING WORLD INSURANCE SERVICES OF KENTUCKY, INC.
CAMPING WORLD INSURANCE SERVICES OF NEVADA, INC.
CAMPING WORLD INSURANCE SERVICES OF TEXAS, INC.
CWI, INC.
CW MICHIGAN, INC.

By	/s/ Kenneth Marshall
Name:	Kenneth Marshall
Title:	Chief Financial Officer

[Signature Page]

SIGNATURE PAGES OF ADMINISTRATIVE AGENT AND LENDERS

ADMINISTRATIVE AGENT

WILMINGTON TRUST FSB, as Administrative Agent

By:	/s/ Jeffery Rose
Name:	Jeffery Rose
Title:	Vice President

[Signature Page]